                                               Filed pursuant to Rule 424(b)(5)
                                                     Registration No. 333-53751
Prospectus Supplement
(To Prospectus dated January 8, 2002)

                                 $400,000,000
[LOGO] larger logo

                        CarrAmerica Realty Corporation

                         7.125% Senior Notes due 2012

   The notes will mature on January 15, 2012. Interest will accrue from January 11, 2002. We will pay interest on January 15 and July 15 of each year beginning July 15, 2002. The notes will be unconditionally guaranteed by CarrAmerica Realty, L.P., an affiliate of ours. We may redeem the notes, at our option, in whole or in part at any time at the redemption price described on pages S-27 and S-28.

   See "Risk Factors" on page 2 of the accompanying prospectus to read about factors you should consider before buying the notes.

                               -----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                               -----------------

                                  Underwriting Discounts  Proceeds to Us
              Price to Public (1)    and Commissions     (before expenses)
              ------------------- ---------------------- -----------------

     Per Note      99.274%                0.650%             98.624%
     Total...    $397,096,000           $2,600,000         $394,496,000
     ---------------------------------------------------------------------

(1) Plus accrued interest, if settlement occurs after January 11, 2002.

   The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

                               -----------------

   We expect that delivery of the notes will be made to investors through the book-entry delivery system of The Depository Trust Company on or about January 11, 2002.

                               -----------------

Banc of America Securities LLC
                                                                       JPMorgan

                               -----------------
Lehman Brothers
         Salomon Smith Barney
              Wachovia Securities
                   Commerzbank Securities
                           Goldman, Sachs & Co.
                                  Legg Mason Wood Walker
                                           Incorporated
                                               PNC Capital Markets, Inc.
                                            Wells Fargo Brokerage Services, LLC

                  Prospectus Supplement dated January 8, 2002

   No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities under any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement or the accompanying prospectus, nor any sale made hereunder and thereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus supplement or the accompanying prospectus, or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

                               -----------------

                                                              Page
                                                              ----
                               TABLE OF CONTENTS

                             Prospectus Supplement

              Forward-Looking Statements.....................   ii
              Prospectus Supplement Summary..................  S-1
              The Company....................................  S-6
              The Guarantor.................................. S-10
              Use of Proceeds................................ S-11
              Capitalization................................. S-12
              Properties..................................... S-14
              Management..................................... S-25
              Description of Notes........................... S-26
              Federal Income Tax Consequences................ S-34
              Underwriting................................... S-38
              Legal Matters.................................. S-39

                                   Prospectus

              The Company....................................    2
              Risk Factors...................................    2
              Use of Proceeds................................    9
              Ratios of Earnings to Fixed Charges............    9
              Description of Debt Securities.................   10
              Description of Preferred Stock.................   21
              Description of Common Stock....................   26
              Description of Warrants........................   28
              Description of Depositary Shares...............   29
              Book-Entry Securities..........................   32
              Federal Income Tax Considerations..............   33
              Plan of Distribution...........................   49
              Legal Matters..................................   51
              Experts........................................   51
              Available Information..........................   52
              Incorporation of Certain Documents by Reference   52

                          FORWARD-LOOKING STATEMENTS

   Certain statements in this prospectus supplement and accompanying prospectus, and in the documents incorporated by reference in this prospectus supplement and accompanying prospectus, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, achievements or transactions or industry results to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such factors include, among others, the following:

  . National and local economic, business and real estate conditions that will, among other things, affect:
      .   demand for office properties,
      . the ability of the general economy to recover timely from the current economic downturn,
      .   availability and creditworthiness of tenants,
      .   the level of lease rents, and
      .   the availability of financing for both our tenants and us;
  .   Adverse changes in the real estate markets including, among other things:
      .   competition with other companies, and
      . risks of real estate acquisition and development (including the failure of pending acquisitions to close and pending developments to be completed on time and within budget);
  . Actions, strategies and performance of affiliates that we may not control or companies in which we have made investments;
  .   Our ability to maintain our status as a REIT for federal income tax purposes;
  .   Governmental actions and initiatives; and
  .   Environmental/safety requirements.

   For a further discussion of these and other factors that could impact our future results, performance, achievements or transactions, see the documents filed by us from time to time with the SEC and the section titled "Risk Factors" beginning on page 2 of the accompanying prospectus.

                         PROSPECTUS SUPPLEMENT SUMMARY

   The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus or incorporated herein and therein by reference. You should read the accompanying prospectus, as well as documents incorporated by reference in the prospectus, including our financial statements and the notes to the financial statements, before deciding whether to invest in our notes. As the context requires, in this prospectus supplement "we," "us" and "our" refer to CarrAmerica Realty Corporation and its majority-owned or controlled subsidiaries, and references to the "Guarantor" are to CarrAmerica Realty, L.P., a Delaware limited partnership.

                                  The Company

   We are a fully integrated, self-administered and self-managed publicly-traded real estate investment trust. We focus on the acquisition, development, ownership and operation of high-quality office properties located primarily in selected markets across the United States.

   As of September 30, 2001, we owned a greater than 50% interest in 254 operating office properties and two properties under construction. The 254 operating properties contain a total of approximately 20.3 million square feet of net rentable area. The two properties under construction will contain approximately 184,000 square feet of net rentable area. The operating properties in which we owned a greater than 50% interest as of September 30, 2001 were 95.9% leased. These properties had approximately 1,000 tenants.

   As of September 30, 2001, we also owned minority interests (ranging from 15% to 50%) in 34 operating office properties and six properties under construction. The 34 operating properties contain a total of approximately 4.4 million square feet of net rentable area. The six properties under construction will contain approximately 1.5 million square feet of net rentable area. The operating properties in which we owned a minority interest as of September 30, 2001 were 96.8% leased.

   Our primary business objectives are to achieve long-term, sustainable per-share cash flow growth and to maximize stockholder value by acquiring, developing, owning and operating office properties primarily in markets throughout the United States that exhibit strong, long-term growth characteristics. We believe we utilize our knowledge of our core markets to evaluate market conditions in order to maintain strategic flexibility and determine whether those conditions favor acquisition, development or capital recycling/disposition. During the last five years, we have actively redeployed capital between acquisitions and development in order to create a portfolio with strong long-term growth prospects.

   We are currently focusing our capital in four of our core markets where we feel we can create the most value and highest returns on our investments: San Francisco Bay area, Washington, D.C. Metro area, Southern California, and Seattle/Portland. These markets accounted for approximately 72% of our property net operating income, or NOI, for the nine months ended September 30, 2001.

   The following chart shows a breakdown by core market of the NOI generated by our office properties for the nine months ended September 30, 2001:

                                          [CHART]

San Francisco Bay Area       32%
Washington, D.C. Metro       20%
Southern California          12%
Seattle/Portland              8%
Other Markets                28%

   From 1996 to 1998, we were very active in acquiring office properties as we established an operating platform for our national business strategy. During that time, we acquired an aggregate of approximately 18.4 million square feet of net rentable area. We will selectively pursue acquisitions in our core markets where appropriate opportunities exist, particularly when pricing yields make acquisitions of existing properties attractive in comparison to new property development. Our acquisition activity since 1998 has been limited.

   Development of office properties has become an important component of our growth strategy. Since the beginning of 1999, we have developed and placed in service an aggregate of approximately 4.8 million square feet of net rentable area. We believe that long-term investment returns resulting from properties we develop should generally exceed those from properties we acquire, without the assumption of significantly increased investment risks. In the current environment, we have reduced our development activities significantly and we are now primarily focused on the development of build-to-suit and substantially pre-leased projects. Our research-driven development program enables us to tailor our development activities in each core market, from inventory development, build-to-suit projects and acquiring and holding land for future development.

   We also may dispose of assets that become inconsistent with our long-term strategic or return objectives. We then redeploy the proceeds from the dispositions into other office properties, or use them to fund development operations or to support other corporate needs. We also may contribute properties that we own into joint ventures with third parties. Since 1999, we have received an aggregate of approximately $1.1 billion of proceeds from the sale of assets to third parties and ventures in which we retained an interest, which proceeds were utilized to fund other investments, repurchase shares of our stock and pay down indebtedness.

   In 2000, as investments in our stock became attractive relative to real estate investment opportunities, we commenced a repurchase program for our common stock. To date, we have repurchased approximately 17.9 million of our shares for an aggregate purchase price of approximately $518.8 million, including the recent repurchase of 9.2 million shares from Security Capital Group Incorporated ("Security Capital"). We believe that we have achieved attractive yields on these repurchases.

   We believe that our portfolio is occupied primarily by financially sound tenants and is relatively insulated against difficult economic conditions. A significant portion of our tenant base consists of Fortune 1000 and Fortune Global 500 companies and government or quasi-governmental agencies.

   We were organized as a Maryland corporation on July 9, 1992. We or our predecessor, The Oliver Carr Company, have developed, owned and operated office buildings in the Washington, D.C. metropolitan area for more than 38 years. Our experienced staff of approximately 850 employees, including about 470 on-site building employees, provides a broad range of real estates services. Our principal executive offices are located at 1850 K Street, N.W., Washington, D.C. 20006. Our telephone number is 202-729-7500. Our web site can be found at www.carramerica.com.

                                 The Guarantor

   CarrAmerica Realty, L.P., or the "Guarantor," will be unconditionally guaranteeing the notes we are offering. Through a wholly-owned subsidiary, we serve as the Guarantor's sole general partner. As of September 30, 2001, we indirectly owned approximately 91% of the Guarantor's partnership units. The Guarantor focuses on the acquisition, development, ownership and operation of office properties, located primarily in selected markets across the United States. As of September 30, 2001, 53 of the 254 operating office properties in which we had a greater than 50% interest were owned by the Guarantor. These 53 operating properties contain a total of approximately 4.9 million square feet of net rentable area and as of September 30, 2001 were 92.3% leased. As of September 30, 2001, the Guarantor had interests in 28 of the 34 operating office properties in which we had a minority interest. The Guarantor also had minority interests in three properties under construction. The 28 operating properties contain a total of approximately 3.0 million square feet of net rentable area. The three properties under construction will contain approximately 400,000 square feet of net rentable area. The 28 operating properties in which the Guarantor owned a minority interest as of September 30, 2001 were 95.8% leased.

                              Recent Developments

Financial Developments

   For the three months ended September 30, 2001, we reported funds from operations of $0.82 per diluted share, a 9.3% increase over the comparable period in 2000. For the nine months ended September 30, 2001, we reported funds from operations of $2.43 per diluted share, an increase of 9.5% over the comparable period in 2000.

   In November 2001, we declared and paid a dividend of $0.4625 per share of our common stock for the third quarter of 2001.

   Our Board of Directors has authorized us to spend up to $325 million to repurchase our shares of common stock, preferred stock, and debt securities, exclusive of shares purchased from Security Capital. Since the start of this program in mid-2000 through September 30, 2001, we acquired approximately 7.2 million shares of common stock for $209.4 million, representing an average price of $28.94 per share. In October 2001, we repurchased an additional 1.5 million shares of common stock for $43.6 million, representing an average price of $29.37 per share. This repurchase program has been temporarily suspended.

   On November 19, 2001, we repurchased from Security Capital, then a greater than 46% stockholder of ours, 9.2 million shares of our common stock at a price of $28.85 per share. The aggregate purchase price of approximately $265.7 million was paid in cash, which we funded by drawing on our $500 million unsecured credit facility with JPMorgan Chase Bank, as agent for a group of banks. After giving effect to the repurchases, at December 31, 2001 we had approximately $40.8 million available for borrowing under the line of credit. On December 19, 2001, Security Capital sold 19,403,417 shares of our common stock in an underwritten offering. After such offering, Security Capital no longer owned any shares of our common stock. According to the terms of a termination agreement entered into between us and Security Capital on December 13, 2001, Messrs. William D. Sanders and C. Ronald Blankenship and Ms. Caroline
S. McBride, Security Capital's designees to our board of directors, resigned from our board of directors effective as of December 19, 2001. The termination agreement also terminated the stockholders agreement between us and Security Capital.

   In November and December of 2001, we repaid an aggregate of approximately $44.4 million of secured mortgage debt upon its maturity.

   Our articles of incorporation provide, among other things, that subject to certain exceptions, no person or entity may beneficially own greater than 5% of our common stock or preferred stock. The articles of incorporation also provide that our board of directors may increase this ownership limit up to 9.8% under certain circumstances. Our board of directors approved an increase of the ownership limit to 9.8% effective as of December 19, 2001.

   On December 21, 2001, we entered into a $150 million short-term loan to provide additional liquidity in the near term. The loan matures on April 2, 2002. As of the date of this prospectus supplement we have not borrowed under this loan, but expect to use a portion of the proceeds of this offering to repay this loan if any amounts have been borrowed prior to the consummation of this offering.

Developments Regarding HQ Global Holdings

   In June 2000, we sold a substantial portion of our equity interest in HQ Global Holdings, Inc., our executive office suites affiliate, and our debt and equity interests in two European executive suites affiliates, in connection with the merger of HQ Global with VANTAS Incorporated. We received $377.3 million in cash, and recognized a gain net of tax of $31.9 million, in connection with these transactions. Our remaining investment in the merged entity is carried at $42.2 million and is accounted for using the cost method. We own approximately 16% of the equity of the merged entity on a fully-diluted basis.

   As previously disclosed in our quarterly report for the quarter ended September 30, 2001, FrontLine Capital Group, the majority stockholder of HQ Global, recently announced that HQ Global is in default with respect to certain covenant and payment obligations under its senior and mezzanine indebtedness. HQ Global is in active negotiations with its lenders regarding the restructuring of its long-term indebtedness. A forbearance period that was agreed to by the senior loan lenders expired on December 14, 2001. The lenders may immediately exercise any rights and remedies available to them. Following the filing of our quarterly report, FrontLine filed its quarterly report, in which it disclosed that it took an impairment charge of $294.1 million with respect to its investment in HQ Global.

   Although no final decision has been made at this time, we are continuing to evaluate our investment in HQ Global. In light of the impairment charge taken by FrontLine and other factors, including that no agreement has been reached with HQ Global's lenders as of the date of this prospectus supplement, we believe that it is likely that we will write-off our remaining $42.2 million investment in HQ Global during the fourth quarter of 2001. If such a write-off occurs, a non-cash, one-time charge would be taken against our net income in the fourth quarter of 2001, which would result in our net income and funds from operations for the fourth quarter and 2001 being substantially below our previous guidance for those periods.

                                 The Offering

   Following is a brief summary of the terms of the notes we are offering. For a more complete description of the terms of the notes, see the "Description of Notes" on page S-26 of this prospectus supplement and "Description of Debt Securities" on page 10 of the accompanying prospectus.

Securities Offered.... $400,000,000 principal amount of 7.125% notes due 2012.
Maturity.............. January 15, 2012.
Interest Payment Dates January 15 and July 15 of each year, commencing on July 15,
                       2002.
Ranking............... The notes will be senior unsecured obligations and will rank equally among themselves and with all of our other unsecured and
                       unsubordinated indebtedness from time to time outstanding. The claims of any secured mortgage lender or other secured lender will have priority over the notes with respect to any property that secures the lender's mortgage or other loan. As of September 30, 2001, the mortgages on our properties totaled approximately $522 million and our outstanding unsecured indebtedness was approximately
                       $589 million.
Guarantee............. CarrAmerica Realty, L.P., one of our affiliates, will fully and unconditionally guarantee the payment by us of principal, interest and premium that may arise from the Make-Whole Amount. The guarantee will be unsecured and unsubordinated to other
                       unsecured debt of CarrAmerica Realty, L.P.
Optional Redemption... We may redeem, at our option, some or all of the notes from time to time at a redemption price equal to the sum of the principal amount of the notes being redeemed plus accrued but unpaid interest thereon to the redemption date and the Make-Whole
                       Amount, if any. See "Description of Notes--Optional
                       Redemption" on pages S-27 and S-28 of this prospectus
                       supplement.
Covenants............. Under the indenture that governs the terms of the notes, we have agreed to restrictions on incurring debt and other financial covenants.
                       See "Description of Notes--Certain Covenants" beginning on page S-29 of this prospectus supplement for a detailed explanation of these restrictions.
Use of Proceeds....... We expect to use the net proceeds from this offering to repay indebtedness under our $500 million unsecured credit facility, to repay amounts outstanding under our short-term loan, if any, and for general corporate purposes.

                                  THE COMPANY

General

   We are a fully integrated, self-administered and self-managed publicly-traded REIT. We focus on the acquisition, development, ownership and operation of high-quality office properties, located primarily in selected markets across the United States.

   As of September 30, 2001, we owned a greater than 50% interest in 254 operating office properties and two properties under construction. The 254 operating properties contain a total of approximately 20.3 million square feet of net rentable area. The two properties under construction will contain approximately 184,000 square feet of net rentable area. The operating properties in which we owned a greater than 50% interest as of September 30, 2001 were 95.9% leased. These properties had approximately 1,000 tenants.

   As of September 30, 2001, we also owned minority interests (ranging from 15% to 50%) in 34 operating office properties and six properties under construction. The 34 operating properties contain a total of approximately 4.4 million square feet of net rentable area. The six properties under construction will contain approximately 1.5 million square feet of net rentable area. The operating properties in which we owned a minority interest as of September 30, 2001 were 96.8% leased.

Business Strategy

   Our primary business objectives are to achieve long-term sustainable per share cash flow growth and to maximize stockholder value by acquiring, developing, owning and operating office properties primarily in markets throughout the United States that exhibit strong, long-term growth characteristics. We believe we utilize our knowledge of our core markets to evaluate market conditions in order to maintain strategic flexibility and determine whether those conditions favor acquisition, development or capital recycling/disposition. During the last five years, we have actively redeployed capital between acquisitions and development in order to create a portfolio with strong long-term growth prospects. Our financial strategy to meet our business objectives is primarily based on deriving the highest returns from capital invested in real estate by providing value-added services, including development, leasing and management of the properties.

   Our principal segment of operations is real estate property operations, which includes commercial property ownership. Other segments include development operations and other operations, including management services. Approximately 93.4% of our operating revenues for the nine months ended September 30, 2001 were associated with our real estate property operations. Our development operations are conducted by us through our subsidiary, CarrAmerica Development, Inc. This business represented approximately 3.1% of our operating revenues for the nine months ended September 30, 2001.

Competitive Advantages

   Local Market Focus

   We have focused our acquisition and development activity in U.S. markets that possess long-term growth characteristics. We target markets in which:

   . Long-term population and job growth are generally expected to exceed the national average;

   .   Large, well educated employment pools exist; and

   .   Entry barriers exist for new supplies of office space.

   We have established a local presence in each existing core market by acquiring or developing a critical mass of properties. This local presence is maintained through continuing investment activity and relationships established by our seasoned Market Managing Directors.

   Our Market Managing Director group consists of nine individuals who cover all of the markets in which we own property. These Directors are responsible for maximizing the performance of our properties in their respective markets and ensuring that we are consistently meeting the needs of our customers. Because they meet with our customers and local brokers on a regular basis, the Market Managing Directors have extensive knowledge of local conditions in their respective markets and are invaluable in identifying attractive investment opportunities in them.

   We are currently focusing capital in four of our core markets where we feel we can create the most value and generate the highest returns on our investments: San Francisco Bay area, Washington, D.C. Metro area, Southern California and Seattle/Portland. These markets accounted for approximately 72% of our property NOI for the nine months ended September 30, 2001. The following chart shows a breakdown by core market of our property NOI for the nine months ended September 30, 2001:


                                    [CHART]

San Francisco Bay Area       32%
Washington, D.C. Metro       20%
Southern California          12%
Seattle/Portland              8%
Other Markets                28%

   Flexible Investment Strategy

   We have established a set of general guidelines and physical criteria to evaluate how we allocate our capital resources among investments, including acquisition, disposition and development opportunities. Our capital allocation decisions are driven by real estate research, which focuses on variables such as the economic growth rate, the composition of job growth and the office space supply and demand fundamentals of a particular market.

   Acquisitions

   From 1996 to 1998, we were very active in acquiring office properties as we established an operating platform for our national business strategy. During that time, we acquired an aggregate of approximately 18.4 million square feet of net rentable area. Our acquisition activity since 1998 has been limited. We will selectively pursue acquisitions in our core markets where attractive opportunities exist, particularly when pricing yields make acquisitions of existing properties attractive in comparison to new property development. Due to the current weak economic climate, we believe that we will be able to exploit opportunities for attractive future investment.

   Development

   Development of office properties has become an important component of our growth strategy. Since the beginning of 1999, we have developed and placed in service an aggregate of approximately 4.8 million square feet of net rentable area. We believe that long-term investment returns resulting from properties we develop should generally exceed those from properties we acquire, without the assumption of significantly increased investment risks. We seek to control development risks by:

   .   Employing extensively trained and experienced development personnel;

   . Avoiding the assumption of entitlement risk in conjunction with land acquisitions;

   . Entering into guaranteed maximum price construction contracts with seasoned and credible contractors;

   . Focusing on pre-leasing space and build-to-suit opportunities with our customer network; and

   . Analyzing the supply and demand characteristics of a market before commencing inventory development in that market.

   In the current environment, we have reduced our development activities significantly and we now are primarily focused on the development of build-to-suit and substantially pre-leased projects. Our research-driven development program enables us to tailor our development activities in each core market, from inventory development, build-to-suit projects and acquiring and holding land for future development.

   Capital Recycling

   We also may dispose of assets that become inconsistent with our long-term strategic or return objectives. We then redeploy the proceeds from the dispositions into other office properties, or use them to fund development operations or to support other corporate needs. We also may contribute properties that we own into joint ventures with third parties. Since 1999, we have received approximately $1.1 billion of proceeds from the sale of assets to third parties and ventures in which we retained an interest, which proceeds were utilized to fund other investments, repurchase shares of our stock and pay down indebtedness.

   Stock Repurchases

   In 2000, as investments in our stock became attractive relative to real estate investment opportunities, we commenced a repurchase program for our common stock. To date, we have repurchased approximately 17.9 million of our shares for an aggregate purchase price of approximately $518.8 million, including the recent repurchase of 9.2 million shares from Security Capital. We believe that we have achieved attractive yields on these repurchases.

   Joint Ventures

   Joint venture arrangements provide us with opportunities to reduce investment risk by diversifying capital deployment and enhancing returns on invested capital from fee arrangements. We principally utilize these arrangements on projects characterized by large dollar-per-square-foot costs and/or our desire to limit capital deployment in certain of our core markets. For example, in August 2000, we consummated a $422 million joint venture with the New York State Teachers Retirement System. The transaction allowed us to further our business strategy of increasing returns on our invested capital and to recycle capital into and out of markets based on market dynamics. We received approximately $249.6 million from the transaction at closing. In June 2001, the joint venture obtained third-party financing. We received $77.9 million of the financing proceeds.

   Service Businesses

   We are engaged through subsidiaries and affiliates in service businesses that are directly related to our core business of owning, operating, developing and leasing real estate. These businesses include leasing services, property management for landlords, facilities management for large tenants or other users and tenant improvement and construction development services. Since 1999, we have been able to grow these businesses through existing and new relationships. We believe that these service businesses provide added revenues to increase our return on our invested capital and will continue to be a significant focus.

National Platform

   Our national platform provides us with critical mass in order to provide access to many different sources of capital to achieve long-term sustainable cash flow growth. Our national platform is designed to provide corporate users of office space with a mix of products and services to meet their workplace needs at both the national and local levels. We believe that through our existing portfolio of operating properties, property development opportunities and land acquired and currently held for development, we can generate incremental demand. This can be accomplished through the relocation and expansion needs of many of our customers, both within a single core market and in multiple core markets.

   Our National Development Group is responsible for developing office properties, build-to-suit facilities and business parks for us and third parties through our subsidiary, CarrAmerica Development, Inc. This development team consists of over 40 development and project management professionals, who are located across the United States and have an average of over 17 years of experience developing office properties. Our team oversees every aspect of land planning, building design, construction and development of office properties. This ensures that all projects meet the same high standards and uniform specifications in building design and systems. We believe that the National Development Group's expertise has given us a competitive edge in marketing our facilities and services to customers.

Experienced Employees

   We believe our national platform allows us to attract highly qualified employees who seek the opportunities and the challenges that a national company can provide. We have attracted accomplished employees from many industries in order to integrate the best practices of many businesses into our real estate operations.

                                 THE GUARANTOR

   CarrAmerica Realty, L.P., the "Guarantor," is a Delaware limited partnership that was organized in March 1996. Through a wholly-owned subsidiary, we serve as the Guarantor's sole general partner. As of September 30, 2001, we indirectly owned approximately 91% of the Guarantor's partnership units. The Guarantor focuses on the acquisition, development, ownership and operation of office properties, located primarily in selected markets across the United States. As of September 30, 2001, 53 of the 254 operating office properties in which we had a greater than 50% interest were owned by the Guarantor. These 53 operating properties contain a total of approximately 4.9 million square feet of net rentable area and as of September 30, 2001 were 92.3% leased. As of September 30, 2001, the Guarantor had interests in 28 of the 34 operating office properties in which we had a minority interest. The Guarantor also had minority interests in three properties under construction. The 28 operating properties contain a total of approximately 3.0 million square feet of net rentable area. The three properties under construction will contain approximately 400,000 square feet of net rentable area. The 28 operating properties in which the Guarantor owned a minority interest as of September 30, 2001 were 95.8% leased. The Guarantor has approximately 78 employees, including 60 on-site employees. As of September 30, 2001, the Guarantor had approximately $109.7 million in indebtedness outstanding, all of which was secured by properties owned by the Guarantor, and is also the guarantor of our line of credit and our $475.0 million of senior unsecured notes.

                                USE OF PROCEEDS

   We expect to use a substantial portion of the $394.5 million of net proceeds from the offering of these notes to repay indebtedness under our $500 million unsecured credit facility with JPMorgan Chase Bank, as agent for a group of banks. The line of credit expires in June 2004, and we can extend the line for an additional year at our option. The line carries an interest rate of 70 basis points over 30-day LIBOR. The total commitment carries a 20 basis point facility fee. As of December 31, 2001, $457.0 million was drawn on the facility, $2.2 million in letters of credit were outstanding and we had approximately $40.8 million available for borrowing. Affiliates of Banc of America Securities LLC, J.P. Morgan Securities Inc., First Union Securities, Inc., Salomon Smith Barney Inc., Commerzbank Capital Markets Corporation, PNC Capital Markets, Inc. and Wells Fargo Brokerage Services, LLC, underwriters of this offering, are lenders under our credit facility. These affiliates will receive their proportionate share of the amount of the credit facility to be repaid with the proceeds of this offering.

   On December 21, 2001, we entered into a $150 million short-term loan to provide additional liquidity in the near term. Affiliates of Banc of America Securities LLC and J.P Morgan Securities Inc. are the lenders under this short-term loan. The loan matures on April 2, 2002. As of the date of this prospectus supplement we have not borrowed under this loan, but expect to use a portion of the proceeds of this offering to repay this loan if any amounts have been borrowed prior to the consummation of this offering. JPMorgan Chase Bank is agent for the group of banks who are lenders of this short-term loan. The loan carries an interest rate of 90 basis points over 30-day LIBOR.

   The portion of the net proceeds of this offering not used to repay our credit facility or the short-term loan will be used for general corporate purposes.

                                CAPITALIZATION

   The following table sets forth our capitalization as of September 30, 2001 on a historical basis, and on an as adjusted basis giving effect to this offering and the application of the net proceeds from this offering and to share repurchases since September 30, 2001, including the repurchase of 9.2 million shares from Security Capital and 1,486,100 shares of our common stock on the open market, funded by drawing on our existing line of credit.

                                                                                   September 30,     As
                                                                                       2001       Adjusted
                                                                                   ------------- ----------
                                                                                        (In thousands)
Mortgages payable.................................................................  $  522,239   $  522,239
7.125% Senior Notes due 2012 offered in this offering.............................          --      400,000
Other indebtedness................................................................     589,000      503,845
Minority interest.................................................................      84,433       84,433

Stockholders' equity:
   Preferred stock, $.01 par value, authorized 35,000,000 shares, issued and
     outstanding 8,880,000 shares at September 30, 2001...........................          89           89
   Common stock, $.01 par value, authorized 180,000,000 shares, issued and outstanding 62,487,942 shares at September 30, 2001 and 51,801,842 shares at
     September 30, 2001 (as adjusted).............................................         625          518
Additional paid-in capital........................................................   1,663,851    1,354,617
Cumulative dividends paid in excess of stockholders' equity.......................    (132,071)    (132,071)
                                                                                    ----------   ----------
                                                                                     1,532,494    1,223,153
                                                                                    ----------   ----------
       Total capitalization.......................................................  $2,728,166   $2,733,670
                                                                                    ==========   ==========

Debt and Mortgage Financing

   We have three investment grade ratings. As of September 30, 2001, Fitch Rating Services and Standard & Poor's have each assigned their BBB rating to our prospective senior unsecured debt offerings and their BBB- rating to our prospective cumulative preferred stock offerings, and Moody's Investor Service has assigned its Baa2 rating to our prospective senior unsecured debt offerings and its Baa3 rating to our prospective cumulative preferred stock offerings.

   Our total debt at September 30, 2001 was approximately $1.1 billion, of which $114.0 million (10.3%) bore a LIBOR-based floating interest rate. Our fixed rate mortgage payable debt bore an effective weighted average interest rate of 8.04% at September 30, 2001. The weighted average term of this mortgage debt is 6.5 years. At September 30, 2001, our debt represented 31.2% of our total market capitalization of $3.6 billion.

   In June 2001, we closed on a new three-year, $500 million unsecured credit facility with JPMorgan Chase Bank, as agent for a group of banks. We can extend the life of the line for an additional year at our option. The line carries an interest rate of 70 basis points over 30-day LIBOR. At September 30, 2001, the interest rate on borrowings under this facility was 3.3%. The total commitment carries a 20 basis point facility fee. The new credit facility has substantially similar terms as our previous facility. As of December 31, 2001, $457.0 million was drawn on the credit facility, $2.2 million in letters of credit were outstanding and we had approximately $40.8 million available for borrowing.

   As of September 30, 2001, some of our consolidated operating properties were subject to fixed rate mortgage indebtedness. The total of these mortgages was $522.2 million. Our fixed rate mortgage debt as of September 30, 2001 bore an effective weighted average interest rate of 8.04% and a weighted average maturity of 6.5 years (assuming loans callable before maturity are called as early as possible). The following table details information regarding the existing mortgage indebtedness for the consolidated operating properties as of September 30, 2001.

                  Mortgage Financing as of September 30, 2001

                                                                                            Estimated
                                                                                    Annual   Balance
                                                            Principal                Debt    Due at
                                                 Interest    Balance   Maturity     Service Maturity
                    Property                       Rate      (000's)     Date       (000's)  (000's)
                    --------                     --------   --------- ----------    ------- ---------
Quorum North....................................   8.27%    $  6,271  12/10/2001(1) $   160 $  6,251
Valley Business Park II/First Street Technology
  Center........................................   8.25%      38,135  12/10/2001(2)     954   37,822
Sunnyvale Technology Center/Highland Corporate
  Center/Hacienda West..........................   8.90%      29,654    6/1/2002      4,010   27,562
Jaycor..........................................   7.35%      11,039    2/1/2003      1,520   10,050
Parkway North...................................   6.92%      24,164   12/1/2003      1,672   24,164(3)
Canyon Park Commons.............................   9.13%       4,986   12/1/2004        714    4,043
Qwest Communications............................   7.92%      17,447   12/1/2005      4,324       --
Qwest Communications............................   7.92%       5,037   12/1/2005      1,376       --
Qwest Communications............................   7.92%       7,555   12/1/2005      2,064       --
Qwest Communications............................   7.92%       7,555   12/1/2005      2,064       --
Redmond East....................................   8.38%      26,254    1/1/2006      2,648   23,969(4)
Century Springs West/Glenridge/Midori/ Lakewood/
  Parkwood......................................   7.20%      18,906    1/1/2006      2,126   15,117(3)
Wateridge Pavilion..............................   8.25%       3,327   11/1/2006        338    2,926
Wasatch Corporate Center........................   8.15%      12,080    1/2/2007      1,220   10,546
2600 West Olive.................................   6.75%      18,975    1/1/2009      1,524   19,875
Palomar Oaks....................................   8.85%       9,677    4/1/2009      1,025    7,896
1255 23rd St....................................   8.12%      38,101    4/1/2009      3,584   33,062
1730 Penn/International Square..................   8.12%     182,948    4/1/2009     17,190  158,950
South Coast.....................................   7.13%      14,927   6/10/2009      1,287   12,628
Sorenson........................................   7.75%       2,253    7/1/2011        328       --
Sorenson........................................   8.88%       1,536    5/1/2017        182       --
1747 Penn.......................................   9.50%      14,139   7/10/2017      1,730      -- (5)
900 19th St.....................................   8.25%      15,402   7/15/2019      1,656       --
1775 Penn.......................................   7.63%      11,766    9/1/2029      1,020       --
Techmart Commercial Ctr(6)......................    n/a          105    2/1/2003        n/a       --
                                                            --------                -------
Total...........................................   8.04%(7) $522,239                $54,716
                                                            ========                =======

--------
(1) We repaid this loan in full in November 2001.
(2) We repaid this loan in full in December 2001.
(3) Prepayable at the rates stated in the loan documents.
(4) Prepayable after 12/19/05 at the rates stated in the loan documents.
(5) Note is callable by the lender after 6/30/02. The estimated principal balance will be $13,841,000 at that date.
(6) Capital lease.
(7) Weighted average interest rate.

                                  PROPERTIES

   As of September 30, 2001, we owned a greater than 50% interest in 254 operating office properties and two properties under construction. The 254 operating properties contain a total of approximately 20.3 million square feet of net rentable area. The two properties under construction will contain approximately 184,000 square feet of net rentable area. The operating properties in which we owned a greater than 50% interest as of September 30, 2001 were 95.9% leased. These properties had approximately 1,000 tenants.

   As of September 30, 2001, we also owned minority interests (ranging from 15% to 50%) in 34 operating office properties and six properties under construction. The 34 operating properties contain a total of approximately 4.4 million square feet of net rentable area. The six properties under construction will contain approximately 1.5 million square feet of net rentable area. The operating properties in which we owned a minority interest as of September 30, 2001 were 96.8% leased.

                                         Net                 Total     Average
                                       Rentable            Annualized    Base
                              Number   Area in                Base      Rent/
                                of      Square    Percent   Rent(3)     Leased
                             Buildings Feet(1)   Leased(2)  ($000s)   Sq. Ft.(4)     Significant Tenants(5)
                             --------- --------- --------- ---------- ---------- -------------------------------
Consolidated Properties

EAST REGION

Downtown Washington, D.C.:
 International Square            3     1,014,556    99.8%   $33,578     $33.15   International Monetary Fund
                                                                                 (49%)
 900 19th Street                 1       101,215    97.7%     3,230      32.65   America's Community Bankers
                                                                                 (30%), Stone & Webster (13%),
                                                                                 Korn/Ferry International (12%),
                                                                                 Lucent Technologies (11%)
 2550 M Street                   1       187,931   100.0%     8,191      43.58   Patton Boggs, L.L.P. (99%)
 1730 Pennsylvania Avenue        1       229,377    99.6%     8,269      36.18   Federal Deposit Insurance Corp.
                                                                                 (47%), King & Spalding (39%)
 1255 23rd Street(6)             1       306,395    96.4%     8,449      28.62   Chronicle of Higher Education
                                                                                 (30%), William M. Mercer (21%),
                                                                                 J&H/Marsh & McLennan, Inc.
                                                                                 (14%)
 1747 Pennsylvania Avenue        1       152,104    99.8%     4,999      32.92   Legg Mason (20%)
 1775 Pennsylvania Avenue(7)     1       143,981    97.5%     4,072      29.00   Citicorp Savings of Washington,
                                                                                 D.C. (81%)

Suburban Washington, D.C.:
 One Rock Spring Plaza(7)        1       205,721    98.1%     5,525      27.37   Caterair International (22%),
                                                                                 Sybase, Inc. (19%)
 Sunrise Corporate Center        3       260,253   100.0%     6,331      24.33   Software AG of North America
                                                                                 (82%)
 Reston Crossing East & West     2       327,788   100.0%     6,556      20.00   Nextel Communications, Inc.
                                                                                 (100%)

                                        Net                 Total     Average
                                      Rentable            Annualized    Base
                             Number   Area in                Base      Rent/
                               of      Square    Percent   Rent(3)     Leased
                            Buildings Feet(1)   Leased(2)  ($000s)   Sq. Ft.(4)       Significant Tenants(5)
                            --------- --------- --------- ---------- ---------- -----------------------------------
Atlanta, GA:
 Glenridge                      1        64,603    96.7%    1,233      19.74    Brooks, McGinnis & Chafin, LLC
                                                                                (12%), Metropolitan Life
                                                                                Insurance (12%), Spectrum Realty
                                                                                Advisors (12%), Communications
                                                                                Trends, Inc. (11%)
 Century Springs West           1        95,074    78.0%    1,436      19.37    No tenant occupies 10%
 Holcomb Place                  1        72,889   100.0%    1,306      17.91    Intercept Group, Inc. (49%),
                                                                                Hitachi Telecom (USA), Inc.
                                                                                (20%), Progeni Corp. (13%)
 Midori                         1        99,691   100.0%    1,928      19.34    National Consumer Services
                                                                                (66%), United Parcel Service
                                                                                (21%)
 Parkwood                       1       150,270    97.6%    2,937      20.04    Onesource (22%),
                                                                                Corecommerce (11%)
 Lakewood                       1        80,483    50.1%      723      17.94    Paychex, Inc. (28%)
 The Summit                     1       179,085   100.0%    3,299      18.42    Unisys Corporation (86%), CSC
                                                                                Continum, Inc. (14%)
 Spalding Ridge                 1       128,233    99.3%    2,644      20.77    IT Corporation (57%)
 2400 Lake Park Drive           1       100,918    77.0%    1,329      17.09    United Health Care Services, Inc.
                                                                                (29%), GSA (17%)
 680 Engineering Drive          1        62,154    59.5%      376      10.17    Enrev Corporation (33%), EMS
                                                                                Technologies (26%)
 Embassy Row                    3       464,895    89.9%    7,834      18.74    Ceridian Corporation (24%),
                                                                                Cabot Corporation (10%)
 Embassy 100, 500               2       190,470   100.0%    4,168      21.88    Art Institute of Atlanta, Inc.
                                                                                (60%), Career Education Corp.
                                                                                (40%)
 Waterford Centre               1        82,344    83.3%    1,369      19.97    Arkwright Mutual Insurance
                                                                                (15%)
 East Region Subtotal:         31     4,700,430    95.7%

PACIFIC REGION

Southern California, Orange
  County/ Los Angeles:
 Scenic Business Park           4       138,076   100.0%    2,328      16.86    Miles, Wright, Finely & Zak (19%),
                                                                                Terayon Communication Systems
                                                                                (17%), Coast Community College
                                                                                Dist. (13%), So. Ca. Blood & Tissue
                                                                                Service (12%)
 Harbor Corporate Park          4       151,924    93.0%    2,763      19.55    Delmas Management (25%),
                                                                                Clayton Environmental (10%)
 Plaza PacifiCare               1       104,377   100.0%    1,064      10.19    Pacificare Health Systems, Inc.
                                                                                (100%)

                                            Net                Total     Average
                                          Rentable           Annualized    Base
                                 Number   Area in               Base      Rent/
                                   of      Square   Percent   Rent(3)     Leased
                                Buildings Feet(1)  Leased(2)  ($000s)   Sq. Ft.(4)       Significant Tenants(5)
                                --------- -------- --------- ---------- ---------- ----------------------------------
 Katella Corporate Center           1      80,609     97.1%    1,431      18.29    No tenant occupies 10%
 Warner Center                     12     343,486     99.7%    8,615      25.15    El Camino Resources, Inc. (25%),
                                                                                   GSA (17%)
 South Coast Executive Center       2     161,692     65.7%    2,748      25.89    No tenant occupies 10%
 Warner Premier                     1      61,553     64.3%    1,091      27.55    Protective Life Insurance Co.
                                                                                   (34%), Charles Schwab (12%)
 Von Karman                         1     104,138    100.0%    2,636      25.32    Vision Solutions, Inc. (41%),
                                                                                   Fidelity National Title Insurance
                                                                                   (26%), Taco Bell Corp. (18%)
 2600 W. Olive                      1     144,831    100.0%    3,704      25.57    Walt Disney Company (89%)
 Bay Technology Center              2     107,481    100.0%    1,657      15.41    Amresco Residential Mortgage
                                                                                   (57%), Aqcess Technologies, Inc.
                                                                                   (43%)
 Pacific Corporate Plaza 1, 2,      3     125,298    100.0%    2,401      19.16    Zland.com, Inc. (24%), Covenant
   & 3                                                                             Care California, Inc. (16%),
                                                                                   Aqueduct, Inc. (16%), AMFM
                                                                                   Systems Inc. (12%)
 Alton Deere Plaza                  6     182,183     90.2%    2,823      17.19    Nextlink (34%), Foster Wheeler
                                                                                   Environmental (11%), XO
                                                                                   California (10%)
 Westlake Spectrum                  2     108,084    100.0%    2,060      19.06    Pinkerton's Inc. (67%), Valueclick
                                                                                   (21%), Insweb Corp. (12%)

Southern California, San Diego:
 Del Mar Corporate Plaza            2     123,142    100.0%    3,362      27.31    Stellcom, Inc. (79%), Peregrine
                                                                                   Systems, Inc. (21%)
 Wateridge Pavilion                 1      62,194     73.5%      801      17.52    Infogation Corp. (25%), Wateridge
                                                                                   Insurance Service (18%), TCA
                                                                                   Mortgage, Inc. (14%)
 Towne Center Technology
   Park 1, 2, 3                     3     182,120    100.0%    3,116      17.11    Gateway, Inc. (100%)
 Lightspan                          1      64,800    100.0%    1,182      18.24    Lightspan Partnership, Inc.
                                                                                   (100%)
 La Jolla Spectrum 1 & 2            2     156,653    100.0%    4,799      30.64    Torrey Mesa Research Institute
                                                                                   (51%), Scripps Research Institute
                                                                                   (49%)
 Palomar Oaks Technology Park       6     170,357    100.0%    2,285      13.41    Unifet, Inc. (23%), Excalibur
                                                                                   Techologies Corp. (18%), TPR
                                                                                   Group, Inc. (13%), Pacific
                                                                                   Analytical, Inc. (11%)
 Jaycor                             1     105,358    100.0%    1,896      18.00    Gateway, Inc. (100%)
 Highlands Corporate Center         5     205,085     88.6%    5,700      31.37    No tenant occupies 10%

                                            Net                 Total     Average
                                          Rentable            Annualized    Base
                                 Number   Area in                Base      Rent/
                                   of      Square    Percent   Rent(3)     Leased
                                Buildings Feet(1)   Leased(2)  ($000s)   Sq. Ft.(4)      Significant Tenants(5)
                                --------- --------- --------- ---------- ---------- ---------------------------------

Northern California, San
  Francisco Bay Area:
 CarrAmerica Corporate Center       7     1,004,670    99.8%    19,202     19.15    AT&T (47%), Peoplesoft, Inc.
                                                                                    (32%), Pacific Bell Mobile
                                                                                    Services (17%)
 Valley Business Park I             2        67,784   100.0%     1,634     24.11    Leybold Infocon, Inc. (35%),
                                                                                    Informative Inc. (17%), Millipore
                                                                                    (17%), Acer Labs, Inc. (15%)
 Bayshore Centre 2                  1        94,874   100.0%     1,935     20.40    Redback Networks, Inc. (100%)
 Rincon Centre                      3       201,178   100.0%     5,076     25.23    Propel Software Corp. (44%),
                                                                                    Toshiba America Electronic
                                                                                    (31%), Future Electronics Corp.
                                                                                    (19%)
 Valley Centre II                   4       212,082   100.0%     3,673     17.32    Boston Scientific (100%)
 Valley Office Centre               2        68,881    96.4%     2,294     34.54    Bank of America (21%), Quadrep,
                                                                                    Inc. (13%)
 Valley Centre                      2       102,291   100.0%     2,002     19.58    Seagate Technology (40%),
                                                                                    Numerical Technologies, Inc.
                                                                                    (38%), Vivace Networks (22%)
 Valley Business Park II            6       166,928   100.0%     3,473     20.81    Pericom Semiconductor Corp.
                                                                                    (40%)
 Rio Robles                         7       368,178   100.0%     5,970     16.21    Fujitsu Microelectronics (41%),
                                                                                    KLA Instruments Corp. (36%)
 First Street Technology Center     1        67,582   100.0%     1,014     15.00    Comdisco, Inc. (100%)
 Baytech Business Park              4       300,000   100.0%     5,366     17.89    Schlumberger Technologies (58%),
                                                                                    Caspian Networks (25%), Rapid 5
                                                                                    Networks, Inc. (12%)
 3571 North First Street            1       116,000   100.0%     3,062     26.40    Sun Microsystems, Inc. (100%)
 San Mateo Center I                 1        70,000     0.0%        --        --
 Oakmead West Land A-G              7       425,981   100.0%     9,712     22.80    Applied Materials, Inc. (100%)
 San Mateo II & III                 2       141,404    62.3%     3,595     40.79    Women.com Networks (32%)
 Hacienda West                      2       208,590    93.8%     5,623     28.74    Paychex, Inc. (13%), Sun
                                                                                    Microsystems (13%)
 Sunnyvale Technology Center        5       165,520   100.0%     3,396     20.52    Lattice Semiconductor Corp.
                                                                                    (51%), BMC Software (25%),
                                                                                    Nokia Internet Comm. (12%),
                                                                                    Metelics Corp. (12%)
 Clarify Corporate Center 1, 2,
   3, 4                             4       258,048   100.0%     6,637     25.72    Nortel Networks, Inc. (100%)
 Valley Technology Center 1, 2,     7       460,590   100.0%    10,678     23.18    Lattice Semiconductor Corp.
   3, 4, 5, 6 & 7                                                                   (29%), TSMC North America,
                                                                                    Inc. (24%), Fore Systems (18%),
                                                                                    Navisite, Inc. (14%)

                                                                 Total     Average
                                        Net Rentable           Annualized    Base
                               Number     Area in                 Base      Rent/
                                 of        Square     Percent   Rent(3)     Leased
                              Buildings   Feet(1)    Leased(2)  ($000s)   Sq. Ft.(4)      Significant Tenants(5)
                              --------- ------------ --------- ---------- ---------- ---------------------------------
 Golden Gateway Commons            3        273,801     95.3%     9,345     35.81    Sharper Image Corp. (21%),
                                                                                     Norcal Mutual Insurance Co.
                                                                                     (20%), ABM Industries, Inc.
                                                                                     (11%)
 Techmart Commerce Center          1        252,454     97.6%    10,376     42.09    Network Conference Co., Inc.
                                                                                     (15%)
 Fremont Technology Park 1,        3        139,304    100.0%     2,564     18.41    Applied Fiber Optics, Inc. (39%),
 2, 3                                                                                Flash Electronics, Inc. (32%),
                                                                                     Bandwidth Unlimited, Inc. (29%)
 Mountain View Gateway             2        236,400    100.0%     5,141     21.75    KPMG LLP (57%), Netscape
   Center                                                                            Communications Corp. (43%)

Portland, OR:
 Sunset Corporate Park             3        132,531     80.9%     1,438     13.42    First Insight Corp. (34%),
                                                                                     Volkswagen of America, Inc. (34%)
 Rock Creek Corp Center            3        142,662    100.0%     2,996     21.00    Corillian Corp. (86%), University
                                                                                     of Phoenix (14%)

Seattle, WA:
 Redmond East                     10        396,497     95.3%     5,202     13.77    Avaya, Inc. (21%), Cardiac
                                                                                     Pacemakers Inc. (20%), Riverdeep
                                                                                     Group (15%), Genetic Systems
                                                                                     (14%)
 Redmond Hilltop B & C             2         90,880    100.0%     1,515     16.67    Concur Technologies (90%),
                                                                                     Citrix Systems Inc. (10%)
 Canyon Park                       6        316,978     99.1%     5,010     15.94    Icos Corp. (28%), Targeted
                                                                                     Genetics Corp. (24%), Federal
                                                                                     Express Corp. (14%)
 Willow Creek                      1         96,179    100.0%       981     10.20    Data I/O Corp. (100%)
 Willow Creek Corp. Center 1,      6        329,009    100.0%     5,502     16.72    Safeco Insurance Co. of America
   2, 3, 4, 5, & 6                                                                   (51%), Metawave
                                                                                     Communications (29%), Nextlink
                                                                                     Communications, Inc. (13%)
 Canyon Park Commons 1, 2, 4       3        176,846    100.0%     2,251     12.73    Washington Mutual Bank (62%),
                                                                                     AT&T Wireless (38%)
 Canyon Park Commons               1         95,290    100.0%     1,342     14.08    Safeco Insurance Co. (100%)
Pacific Region Subtotal:         173     10,062,853     96.5%

CENTRAL REGION
Austin, TX:
 City View Centre                  3        136,183     24.0%       531     16.22    Cofiniti (21%)
 City View Centre                  1        128,716    100.0%     2,073     16.10    Broadwing Telecommunication
                                                                                     (100%)

                                           Net                 Total     Average
                                         Rentable            Annualized    Base
                                Number   Area in                Base      Rent/
                                  of      Square    Percent   Rent(3)     Leased
                               Buildings Feet(1)   Leased(2)  ($000s)   Sq. Ft.(4)      Significant Tenants(5)
                               --------- --------- --------- ---------- ---------- ---------------------------------
 Braker Point                      1       195,230   100.0%     3,104     15.90    Harcourt, Inc. (100%)
 Tower of the Hills                2       166,149    98.5%     2,947     18.01    Texas Guaranteed Student Loan
                                                                                   (74%)
Chicago, IL:
 Parkway North I                   1       249,314    80.6%     3,182     15.84    Alliant Foodservice, Inc. (53%)
 Unisys                            2       365,244    97.4%     5,631     15.84    Washington Mutual Home Loan
                                                                                   (30%), Hub Group, Inc. (11%)
 The Crossings                     1       295,308    94.5%     5,119     18.33    Abercrombie & Kent Internat'l
                                                                                   (16%), Allstate Insurance Co.
                                                                                   (14%)
 Bannockburn I & II                2       209,540    90.1%     3,078     16.31    IMC Global, Inc. (39%), Parexel
                                                                                   (21%)
 Bannockburn IV                    1       105,756    95.9%     1,648     16.26    Open Text, Inc. (34%), Abbott
                                                                                   Laboratories (13%), New York
                                                                                   Life Insurance (11%)
Dallas, TX:
 Cedar Maple Plaza                 3       113,343    87.9%     2,296     23.06    A.G. Edwards & Sons, Inc. (11%)
 Quorum North                      1       116,178    95.0%     2,292     20.76    Digital Matrix Systems, Inc.
                                                                                   (20%), HQ Global Workplaces,
                                                                                   Inc. (20%)
 Quorum Place                      1       178,296    90.9%     3,075     18.97    VHA Southwest, Inc. (22%),
                                                                                   McCann-Erickson USA, Inc.
                                                                                   (13%), Objectspace, Inc. (11%)
 Tollway Plaza 1, 2                2       359,903   100.0%     8,407     23.36    Sun Microsystems, Inc. (27%),
                                                                                   Americorp Relocation Mgmt.
                                                                                   (10%), HQ Global Workplaces,
                                                                                   Inc. (10%)
 Two Mission Park                  1        77,832   100.0%     1,373     17.64    Macromedia, Inc. (32%), Bland,
                                                                                   Garvey & Taylor, Inc. (17%)
 Commons @ Las Colinas 1, 2, 3     3       604,234   100.0%    11,763     19.47    Nokia, Inc. (100%)
 5000 Quorum                       1       162,165    94.2%     3,090     20.23    Case Corporation (11%)
Central Region Subtotal:          26     3,463,391    92.8%

MOUNTAIN REGION
Denver, CO:
 Harlequin Plaza                   2       329,273    98.2%     5,913     18.28    Travelers Insurance (17%), Bellco
                                                                                   First Federal Credit (12%), Regis
                                                                                   University (12%)
 Quebec Court I                    1       130,000   100.0%     2,144     16.50    Time Warner Communications
                                                                                   (100%)
 Quebec Court II                   1       157,294   100.0%     2,694     17.13    Tele-Communications, Inc.
                                                                                   (100%)
 Quebec Centre                     3       106,865    93.5%     1,856     18.58    Eonbusiness Corporation (12%),
                                                                                   Walberg, Dagner & Tucker, P.C.
                                                                                   (11%)

                                                                    Total     Average
                                           Net Rentable           Annualized    Base
                                  Number     Area in                 Base      Rent/
                                    of        Square     Percent   Rent(3)     Leased
                                 Buildings   Feet(1)    Leased(2)  ($000s)   Sq. Ft.(4)      Significant Tenants(5)
                                 --------- ------------ --------- ---------- ---------- ---------------------------------
 Dry Creek 3                          1         92,356    100.0%     1,339     14.50    AT&T Broadband Management
                                                                                        (100%)
Phoenix, AZ:
 Qwest Communications                 4        532,506    100.0%     9,503     17.85    Qwest Communications (100%)

Salt Lake City, UT:
 Sorenson Research Park               5        282,944     96.7%     3,328     12.16    Convergys Customer Mgmt
                                                                                        (47%), Intel Corp. (15%), ITT
                                                                                        Educational Services, Inc. (12%)
 Wasatch Corporate Center             3        178,231     97.5%     2,336     13.45    Advanta Bank Corp. (28%),
                                                                                        Achieveglobal, Inc. (23%), Fonix
                                                                                        Corp. (14%), Tenfold Corp.
                                                                                        (14%), Musician's Friend, Inc.
                                                                                        (12%)
 Wasatch Corporate Center 17, 18      2        121,654    100.0%     1,828     15.03    Ebay, Inc. (59%), Citrix Systems
                                                                                        (21%), Western Aggregates, Inc.
                                                                                        (15%)
 Sorenson X                           1         41,288    100.0%       780     18.90    Electronic Data Systems (73%),
                                                                                        Volvo Commercial Credit Corp.
                                                                                        (13%)
 Creekside I & II                     1         78,000    100.0%     1,032     13.23    3Com Corporation (100%)
Mountain Region Subtotal:            24      2,050,411     98.7%

TOTAL CONSOLIDATED
PROPERTIES:                         254     20,277,085             418,611
WEIGHTED AVERAGE                                           95.9%               20.64
Unconsolidated Properties
Washington, D.C.:
 1919 Pennsylvania Avenue(8)          1        328,431     98.7%     8,810     37.04    Allied Capital Corporation (24%),
                                                                                        Mortgage Bankers Association
                                                                                        (22%), Cole, Raywid &
                                                                                        Braverman, LLP (16%), Porter
                                                                                        Wright Morris & Arthur (13%),
                                                                                        Jenkens & Gilchrist, P.C. (12%)
 2025 M Street(8)                     1        245,303     99.5%     4,845     27.72    Radio Free Asia (32%), Smith,
                                                                                        Bucklin & Assoc. (27%)
 1201 F Street(9)                     1        226,871     96.0%     6,636     30.85    Charles River Associates, Inc.
                                                                                        (20%), Cadwalader, Wickersham
                                                                                        (18%), Health Insurance
                                                                                        Association (18%), National
                                                                                        Federation of Independent
                                                                                        Business (17%)
 Bond Building(10)                    1        242,787     98.4%     2,181     27.23    General Services Administration
                                                                                        (97%)
 1717 Pennsylvania Avenue(11)         1        236,455     98.1%     6,801     36.88    MCI Telecommunications (57%)

                                                                  Total     Average
                                         Net Rentable           Annualized    Base
                                Number     Area in                 Base      Rent/
                                  of        Square     Percent   Rent(3)     Leased
                               Buildings   Feet(1)    Leased(2)  ($000s)   Sq. Ft.(4)      Significant Tenants(5)
                               --------- ------------ --------- ---------- ---------- --------------------------------
 Booz-Allen & Hamilton
   Building(11)                     1        222,989    100.0%      3,706     16.62   Booz, Allen & Hamilton (100%)

Portland, OR:
 GM Call Center(12)                 1        103,279    100.0%      1,232     11.93   GM Call Center (100%)
Chicago, IL:
 Parkway 3, 4, 5, 6, 10(9)          5        653,914     99.2%     11,083     17.87   Fujisawa USA, Inc. (20%),
                                                                                      Associates Commerce Solutions
                                                                                      (14%), Shand Monahan & Co.
                                                                                      (13%), BT Office Products (10%)
Dallas, TX:
 Royal Ridge Phase II, A,B(9)       4        503,751     88.9%      7,617     17.00   Capital One Services, Inc (32%),
                                                                                      GTE North, Inc. (29%), American
                                                                                      Honda Finance Corp. (13%)
Austin, TX:
 Riata Corporate and Riata         12        997,678    100.0%     16,533     16.77   Janus Capital Corp. (32%),
   Crossing(9)                                                                        Electronic Data Systems (27%)

Denver, CO:
 Panorama I, II, III, V, VIII,      6        664,050     91.0%     11,528     19.07   Charles Schwab & Co., Inc.
   X(9)                                                                               (41%), AT&T Corp. (13%)
TOTAL UNCONSOLIDATED
PROPERTIES:                        34      4,425,508               80,972
WEIGHTED AVERAGE                                         96.8%                18.30
ALL OPERATING
PROPERTIES TOTAL:                 288     24,702,593             $499,583
WEIGHTED AVERAGE                                         96.0%               $20.22

--------
(1)  Includes office and retail space but excludes storage.
(2) Includes spaces for leases that have been executed and have commenced as of September 30, 2001.
(3) Total annualized base rent equals total original base rent, including historical contractual increases and excluding (i) percentage rents, (ii) additional rent payable by tenants such as common area maintenance, real estate taxes and other expense reimbursements, (iii) future contractual or contingent rent escalations and (iv) parking rents.
(4) Calculated as total annualized base rent divided by net rentable area leased.
(5) Includes tenants leasing 10% or more of rentable square footage (with the percentage of rentable square footage in parentheses).
(6) We hold a general and limited partner interest in a partnership that owns the property.
(7) We own the improvements on the property and have a leasehold interest in the underlying land.
(8)  We own 49% through a joint venture.
(9)  We own 35% through a joint venture.
(10) We own 15% through a joint venture.
(11) We own 50% through a joint venture.
(12) We own 16% through a joint venture.

                         Current Development Activity

                                                          Estimated
                                                             Net                 Total
                                                          Rentable   Number     Planned
                            Percent                 Start  Square      of     investment
         Property          Ownership    Location    Date    Feet    Buildings ($000s) (1)
         --------          --------- -------------- ----- --------- --------- -----------
Wholly Owned
The Forum.................      100%    Atlanta, GA 2000     90,000     1      $ 12,330
Dry Creek Corporate Center      100%     Denver, CO 2001     93,773     1        11,777

Partially Owned
300 West Sixth Street.....       20%     Austin, TX 2000    444,870     1        93,011
Nine Parkway North........       35%    Chicago, IL 2000    129,433     1        22,893
Custer Court..............       49%     Dallas, TX 2000    120,047     1        15,858
Royal Ridge...............       35%     Dallas, TX 2000    133,104     1        15,575
575 7th Street............       30% Washington, DC 2001    473,000     1       164,079
799 9th Street............       40% Washington, DC 2000    201,464     1        61,232
                                                          ---------     -      --------
Total.....................                                1,685,691     8      $396,755
                                                          =========     =      ========

--------
(1) Represents total planned investment by us, in the case of wholly owned properties, and total planned investment by the joint venture, in the case of partially owned properties. Our capital commitments with respect to our joint ventures generally approximate our percentage ownership in the venture.

   Below are descriptions of the two most significant properties currently under development:

   300 West Sixth Street. This 444,870 square foot, 23 story building is located in downtown Austin at 6/th/ Street and Guadelupe. CarrAmerica owns 20% of the project in a joint venture with JER Partners. The building will open in January 2002 and is approximately 50% pre-leased. Major tenants include Clark, Thomas & Winters, P.C. and Akin, Gump, Strauss, Hauer & Feld, L.L.P.

   575 7/th/ Street. Terrell Place is a 473,000 square foot building consisting of 434,000 square feet of net rentable area of office space and 39,000 square feet of net rentable area of retail space located in downtown Washington D.C. at the corner of 7/th/ and F Street. CarrAmerica owns 30% of the project in a joint venture with JPMorgan Fleming Asset Management. Construction began in August 2001 and completion is scheduled for August 2003. The law firm of Venable, Baetjer, Howard & Civiletti, LLP has pre-leased 243,791 square feet of net rentable area.

Tenant Information

   We believe that our portfolio is occupied primarily by financially sound tenants and is relatively insulated against difficult economic conditions. A significant portion of our tenant base consists of Fortune 1000 and Fortune Global 500 companies and government or quasi-governmental agencies.

  50 Largest Tenants Based on Annualized Rent (Consolidated Properties) as of
                              September 30, 2001

                                            Percent of           Percent of
                                            Portfolio   Leased    Occupied
                                            Annualized  Square     Square
                    Tenant                     Rent      Feet       Feet        Industry Classification
    --------------------------------------- ---------- --------- ---------- --------------------------------
1   International Monetary Fund                4.01%     504,401    2.52%   Financial Services
2   Nokia, Inc.                                3.03%     624,904    3.12%   Telecommunications
3   Qwest                                      2.27%     532,506    2.66%   Telecommunications
4   AT&T                                       2.18%     658,940    3.29%   Telecommunications
5   Applied Materials, Inc.                    2.14%     425,981    2.13%   Manufacturing
6   Peoplesoft, Inc.                           2.04%     359,686    1.80%   Computer Software
7   Patton Boggs, L.L.P.                       1.93%     187,653    0.94%   Legal
8   Nextel Communications, Inc.                1.60%     331,203    1.65%   Telecommunications
9   Nortel Networks, Inc.                      1.51%     258,048    1.29%   Telecommunications
10  Sun Microsystems, Inc.                     1.46%     239,608    1.20%   Computer Hardware
11  Citigroup                                  1.25%     227,135    1.13%   Financial Services and Insurance
12  Gateway, Inc.                              1.20%     287,478    1.44%   Computer Hardware
13  SBC Communications                         1.17%     202,093    1.01%   Telecommunications
14  Lattice Semiconductor Corp.                1.09%     216,650    1.08%   Computer Hardware
15  Software AG of North America               1.04%     209,521    1.05%   Computer Software
16  Safeco Insurance Company                   0.99%     265,658    1.33%   Insurance
17  Federal Deposit Insurance Corp.            0.94%     121,878    0.61%   Government Agency
18  Boston Scientific                          0.88%     212,082    1.06%   Medical Devices
19  Unisys Corporation                         0.83%     197,404    0.99%   Computer Software
20  King & Spalding                            0.82%      92,596    0.46%   Legal
21  Washington Mutual                          0.79%     225,522    1.13%   Financial Services
22  The Walt Disney Company                    0.78%     129,347    0.65%   Media
23  KPMG LLP                                   0.77%     135,558    0.68%   Financial Services
24  Harcourt, Inc.                             0.74%     195,230    0.97%   Education Services
25  Chronicle of Higher Education              0.71%      91,990    0.46%   Associations
26  Stellcom, Inc.                             0.69%      97,054    0.48%   Computer Consulting
27  Merrill Lynch, Pierce, Fenner and Smith    0.66%      77,443    0.39%   Financial Services
28  Concert Management Corporation             0.65%      95,172    0.48%   Telecommunications
29  KLA Instruments Corporation                0.65%     132,150    0.66%   Computer Hardware
30  Tele-Communications, Inc.                  0.64%     157,294    0.79%   Telecommunications
31  TSMC North America, Inc.                   0.64%     110,590    0.55%   Computer Hardware
32  Corillian Corporation                      0.61%     122,127    0.61%   Computer Software
33  Torrey Mesa Research Institute             0.61%      79,759    0.40%   Biotech
34  Sharper Image Corporation                  0.58%      58,295    0.29%   Retail
35  HQ Global Workplaces                       0.54%      90,552    0.45%   Real Estate Services
36  The Scripps Research Institute             0.54%      76,894    0.38%   Biotech/Pharmaceutical
37  Toshiba American                           0.54%      82,452    0.41%   Computer Hardware
38  Career Education Corporation               0.53%      84,725    0.42%   Education Services
39  Texas Guaranteed Student Loan              0.52%     130,664    0.65%   Government Agency
40  Schlumberger Technologies, Inc.            0.52%     175,250    0.88%   Energy Services
41  AOL/Time Warner Communications             0.51%     130,000    0.65%   Media
42  Art Institute of Atlanta, Inc.             0.50%     114,759    0.57%   Education Services
43  El Camino Resources, Inc.                  0.50%      87,034    0.43%   Insurance
44  Propel Software Corporation                0.50%      87,748    0.44%   Computer Software
45  Broadwing Telecommunications               0.50%     128,716    0.64%   Telecommunications
46  Fujitsu Microelectronics                   0.47%     149,832    0.75%   Computer Hardware
47  Ceridian Corporation                       0.47%     113,568    0.57%   Information Services
48  Netscape Communications Corp.              0.46%     100,842    0.50%   Computer Software
49  Caspian Networks                           0.46%      76,000    0.38%   Computer Hardware
50  Redback Networks, Inc.                     0.46%      94,874    0.47%   Computer Hardware
                                              -----    ---------   -----
    Total                                     49.92%   9,586,866   47.89%
                                              =====    =========   =====

  Lease Expiration Summary (Consolidated Properties) as of September 30, 2001


                                                                            ---------------------------
                                  Net
                                Rentable                            Vacant
                                 Square     Current      YTD Avg.   Square
      Region/Market               Feet    Occupancy(1) Occupancy(2)  Feet    2001     2002      2003
      -------------            ---------- ------------ ------------ ------- ------- --------- ---------
PACIFIC REGION
San Francisco Bay Area........  5,402,540     97.0%        98.8%    159,449  63,492   478,783   667,010
Orange County/ Los Angeles....  1,813,732     94.0%        92.4%    109,214  35,186   236,248   207,372
Seattle.......................  1,501,679     98.6%        99.4%     21,429  17,471    28,960   230,208
San Diego.....................  1,069,709     96.3%        96.8%     39,823  47,455    26,400   138,762
Portland......................    275,193     90.8%        91.7%     25,365      --        --        --

MOUNTAIN REGION
Denver........................    815,788     98.4%        97.2%     12,813  23,671   120,455    94,365
Phoenix.......................    532,506    100.0%       100.0%         --      --        --        --
Salt Lake City................    702,117     98.0%        98.2%     13,761  29,343    46,345   158,940

CENTRAL REGION
Chicago.......................  1,225,162     91.9%        92.2%     99,337  40,953   264,149   313,062
Dallas........................  1,611,951     97.2%        97.1%     45,211  27,190   148,024   288,831
Austin........................    626,278     83.1%        93.9%    105,959      --    14,964    34,330

EAST REGION
Washington, DC
 Downtown Properties.........   2,135,559     99.1%        99.5%     19,729  26,758   114,138   236,360
 Suburban Properties..........    793,762     99.5%        99.5%      3,884      --    39,922    27,339
Atlanta.......................  1,771,109     90.0%        91.1%    176,812 108,230   447,924   301,582
                               ----------    -----        -----     ------- ------- --------- ---------
Total......................... 20,277,085     95.9%        96.8%    832,786 419,749 1,966,312 2,698,161
                               ==========    =====        =====     ======= ======= ========= =========




                                                                                                     2011 &
      Region/Market              2004      2005      2006      2007      2008      2009     2010   Thereafter
      -------------            --------- --------- --------- --------- --------- --------- ------- ----------
PACIFIC REGION
San Francisco Bay Area........   678,686   766,579   991,935   351,849   678,592   199,903 129,862   236,400
Orange County/ Los Angeles....   292,046   231,416   270,899   158,673   228,420        --  25,428    18,830
Seattle.......................   234,184   467,058   101,413        --        --   325,264      --    75,692
San Diego.....................   100,287    83,956    86,651        --        --    84,949  97,054   364,372
Portland......................    31,497    51,797        --   122,127        --        --  44,407        --

MOUNTAIN REGION
Denver........................    44,430   179,564   150,111        --   190,379        --      --        --
Phoenix.......................        --        --        --   532,506        --        --      --        --
Salt Lake City................   275,883    12,389    87,456    78,000        --        --      --        --

CENTRAL REGION
Chicago.......................   175,621   136,733    27,901     5,667    47,144    12,800      --   101,795
Dallas........................   142,744    81,585    42,530    33,426   131,479   440,872 223,470     6,589
Austin........................   257,342     7,387    11,066        --        --        --      --   195,230

EAST REGION
Washington, DC
 Downtown Properties.........    526,022    99,719   252,385   256,077   205,695    77,976  15,117   305,583
 Suburban Properties..........    88,548   247,888    55,775       423        --   327,788   2,195        --
Atlanta.......................   173,343    84,567    37,825    87,306        --    39,482  75,711   238,327
                               --------- --------- --------- --------- --------- --------- ------- ---------
Total......................... 3,020,633 2,450,638 2,115,947 1,626,054 1,481,709 1,509,034 613,244 1,542,818
                               ========= ========= ========= ========= ========= ========= ======= =========

--------
(1) Represents occupancy at September 30, 2001.
(2) Represents average occupancy for the nine months ended September 30, 2001.

                                  MANAGEMENT

Directors, Executive Officers and Key Employees

   Our directors, executive officers and key employees and their positions and offices are set forth in the following table:

          Name                          Positions and Offices Held
          ----                          --------------------------
Thomas A. Carr........... Chairman of the Board, President, Chief Executive
                          Officer and Director
Oliver T. Carr, Jr....... Director
Andrew F. Brimmer........ Director
A. James Clark........... Director
Timothy Howard........... Director
Wesley S. Williams, Jr... Director
Philip L. Hawkins........ Chief Operating Officer
Richard F. Katchuk....... Chief Financial Officer
Karen B. Dorigan......... Chief Investment Officer
Kent C. Gregory.......... Managing Director--National Services
Linda A. Madrid.......... Managing Director, General Counsel and Corporate
                          Secretary
Paul R. Adkins........... Managing Director
Steven N. Bralower....... Executive Vice President of Carr Real Estate Services,
                          Inc.
Robert O. Carr........... President of CarrAmerica Urban Development, LLC
                          and Chairman of the Board of Directors of Carr Real
                          Estate Services, Inc.
Clete Casper............. Market Managing Director--Seattle
John J. Donovan, Jr...... Market Managing Director and President of Carr Real
                          Estate Services, Inc.
J. Thad Ellis............ Market Managing Director--Atlanta
Richard W. Greninger..... Managing Director--Property Operations
Dale F. Hogg............. Senior Vice President of Human Resources and
                          Administration
William Krokowski........ Market Managing Director--Denver
Thomas Levy.............. Senior Vice President--Investments
Joel A. Manfredo......... Chief Technology Officer and Managing Director of
                          e-business solutions
Robert M. Milkovich...... Market Managing Director
Malcolm O'Donnell........ Market Managing Director--Southern California
                          region
Gerald J. O'Malley....... Market Managing Director--Chicago
Jeffrey S. Pace.......... Market Managing Director--Austin
Stephen E. Riffee........ Senior Vice President, Controller & Treasurer
William H. Vanderstraaten Market Managing Director--Dallas
Stephen Walsh............ Senior Vice President of Capital Markets
Karen L. Widmayer........ Senior Vice President of Corporate Communications
James S. Williams........ Managing Director and President of CarrAmerica
                          Development, Inc.

                             DESCRIPTION OF NOTES

   The following description of the particular terms of the notes offered hereby supplements, and to the extent inconsistent replaces, the description of the general terms and provisions of debt securities set forth under the caption "Description of Debt Securities" beginning on page 10 of the accompanying prospectus.

   The notes will constitute a separate series of securities to be issued pursuant to an indenture, to be dated as of January 11, 2002, among us, CarrAmerica Realty, L.P., as guarantor, and U.S. Bank National Association, as trustee, and pursuant to resolutions of our board of directors and an officers' certificate, to be dated as of January 11, 2002, setting forth the principal, interest and other terms of the notes. The terms of the notes will include those provisions contained in the indenture and the officers' certificate and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The following summary of the notes is qualified in its entirety by reference to the indenture and the officers' certificate.

General

   The notes will be our direct, senior unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. However, the notes are effectively subordinated to our mortgages and other of our secured indebtedness and certain indebtedness of our consolidated subsidiaries. We had approximately $522.2 million of secured debt outstanding at September 30, 2001. Our total outstanding indebtedness, at that date, including debt of our consolidated subsidiaries, was approximately $1.1 billion.

   The notes will bear interest at 7.125% per year and will mature on January 15, 2012. The notes will bear interest from January 11, 2002, payable semi-annually in arrears on January 15 and July 15 each year, commencing on July 15, 2002 (each such date being an "interest payment date") to the persons in whose name the notes are registered in the security register on the preceding January 1 or July 1, whether or not a business day, as the case may be (each such date being a "regular record date"). Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

   If any interest payment date or the maturity date falls on a day that is not a business day, the required payment will be made on the next business day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after that interest payment date or the maturity date, as the case may be. A business day means any day, other than a Saturday or Sunday, on which banks in The City of New York are not required or authorized by law or executive order to close.

   We may, from time to time, without the consent of existing noteholders, create and issue further notes having the same terms and conditions of the notes in all respects, except for issue date, issue price and, in some cases, the first payment of interest. Additional notes issued in this manner will be consolidated with and will form a single series with the previously outstanding notes.

   The notes will be payable at the corporate trust office maintained by the trustee for that purpose at 100 Wall Street, 16th Floor, New York, New York 10005, or elsewhere as provided in the indenture, provided that, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the security register or by wire or other transfer of funds to that person at an account maintained within the United States.

   The notes will only be issued in fully registered book-entry form in denominations of $1,000 and integral multiples of $1,000. See "Book Entry Securities" in the accompanying prospectus.

   The notes are not repayable at the option of any holder before maturity. The notes will not be subject to a sinking fund.

   The defeasance and covenant defeasance provisions of the indenture, described under "Description of Debt Securities--Discharge, Defeasance and Covenant Defeasance" in the accompanying prospectus, apply to the notes.

   Please refer to the section entitled "Description of Debt Securities--Events of Default" in the accompanying prospectus for a description of the events of default under the indenture.

   Please refer to the sections entitled "--Certain Covenants" in this prospectus supplement and "Description of Debt Securities--Additional Covenants and/or Modifications to the Covenants Described Above" in the accompanying prospectus for a description of the covenants applicable to the notes.

   Except as described in this prospectus supplement under "--Certain Covenants" and under "Description of Debt Securities--Merger, Consolidation or Sale" in the accompanying prospectus, the indenture does not contain any other provisions that would limit our ability to incur indebtedness or that would afford holders of the notes protection in the event of

  . a highly leveraged or similar transaction involving us or any of our subsidiaries or affiliates,

  .  a change of control, or

  . a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the notes.

   In addition, subject to the limitations set forth under "Description of Debt Securities--Merger, Consolidation or Sale" in the accompanying prospectus, we may, in the future, enter into certain transactions such as the sale of all or substantially all of our assets or the merger or consolidation of us that would increase the amount of indebtedness or substantially reduce or eliminate our assets, which may have an adverse effect on our ability to service our indebtedness, including the notes. We have no present intention to enter into any such transaction.

Guarantee

   The notes will be guaranteed as to payment of principal, interest and premium (arising from the Make-Whole Amount), if any, by CarrAmerica Realty, L.P., as described in the accompanying prospectus under "Description of Debt Securities--Guarantee." Through a wholly-owned subsidiary, we serve as the Guarantor's sole general partner, and as of September 30, 2001, we indirectly owned approximately 91% of the Guarantor's partnership units. The guarantee of the notes is:

  .  an unsecured obligation of the Guarantor,

  . is effectively subordinated to mortgage and other secured indebtedness of the Guarantor, and

  . ranks equally with prior guarantees by the Guarantor of our other publicly held debt and the Guarantor's other unsecured and unsubordinated indebtedness from time to time outstanding.

   As of September 30, 2001 the Guarantor had approximately $109.7 million of outstanding indebtedness, all of which was secured by properties owned by the Guarantor. The indenture does not limit the Guarantor's ability to incur additional indebtedness, including secured indebtedness. If we sell or dispose of all of the capital stock of the Guarantor to another person in compliance with the indenture, the Guarantor will be released from its guarantee to the extent that it is also released from its other guarantees of our debt.

Optional Redemption

   The notes may be redeemed at any time at our option, in whole or in part, at a "Redemption Price" equal to the sum of:

  . the principal amount of the notes being redeemed plus accrued interest thereon to the redemption date; and

  .  the Make-Whole Amount, if any, with respect to those notes.

   If notice of redemption has been given as provided in the indenture and funds for the redemption of any notes called for redemption have been made available on the redemption date specified in the notice, the notes will cease to bear interest on the date fixed for the redemption specified in the notice and the only right of the holders of the notes from and after the redemption date will be to receive payment of the Redemption Price upon surrender of the notes in accordance with the notice.

   Notice of any optional redemption of any notes will be given to holders at their addresses, as shown in the security register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the notes held by holder to be redeemed.

   If less than all the notes are to be redeemed at our option, we will notify the trustee under the indenture at least 45 days prior to the giving of notice of redemption, or such shorter period as may be satisfactory to the trustee, of the aggregate principal amount of the notes to be redeemed and their redemption date. The trustee under the indenture will select, in such manner as it deems fair and appropriate, no less than 60 days prior to the date of redemption, the notes to be redeemed in part.

   As used in this prospectus supplement "Make-Whole Amount" means, in connection with any optional redemption of any notes, the excess, if any, of:

  . the aggregate present value as of the date of redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest, exclusive of interest accrued to the date of redemption or accelerated payment, that would have been payable in respect of each dollar if the redemption or accelerated payment had not been made, determined by discounting, on a semi-annual basis, the principal and interest at the Reinvestment Rate (as defined below), determined on the third business day preceding the date notice of the redemption is given, from the respective dates on which the principal and interest would have been payable if the redemption or accelerated payment had not been made, to the date of redemption or accelerated payment; over

  .  the aggregate principal amount of the notes being redeemed or paid.

   "Reinvestment Rate" means 0.30% plus the arithmetic mean of the yields under the headings "Week Ending" published in the most recent Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity of the notes, as of the payment date of the principal being redeemed. If no maturity exactly corresponds to the maturity, yields for the two published maturities most closely corresponding to that maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from those yields on a straight-line basis, rounding each of the relevant periods to the nearest month. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.
   "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if the statistical release is not published at the time of any determination of the Make-Whole Amount, then such other reasonably comparable index which shall be designated by us.

Certain Covenants

   The indenture contains four principal covenants on the limitation of Indebtedness (as defined below). Each of these covenants is described as follows.

  Debt to Total Assets Ratio Covenant

   Under the indenture, neither we nor any of our Subsidiaries (as defined below) will be permitted to incur any Indebtedness if, immediately after giving effect to the incurrence of that additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of our and our Subsidiaries' outstanding Indebtedness on a consolidated basis determined in accordance with generally accepted accounting principles, or GAAP, is greater than 60% of the sum of (without duplication):

  . our and our Subsidiaries' Total Assets (as defined below) as of the end of the calendar quarter covered in our Annual Report on Form 10-K or our Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if the filing is not permitted under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the trustee) before the incurrence of the additional Indebtedness, and

  . the purchase price of any real estate assets or mortgages receivable acquired and the amount of any securities offering proceeds received (to the extent that the proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness) by us or any of our Subsidiaries since the end of the calendar quarter, including those proceeds obtained in connection with the incurrence of the additional Indebtedness.

  Secured Debt to Total Assets Ratio Covenant

   Neither we nor any of our Subsidiaries will be permitted to incur any Indebtedness secured by any Encumbrance (as defined below) upon any of our or our Subsidiaries' property if, immediately after giving effect to the incurrence of the additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all our and our Subsidiaries' outstanding Indebtedness on a consolidated basis which is secured by any Encumbrance on our and our Subsidiaries' property is greater than 40% of the sum of (without duplication):

  . our and our Subsidiaries' Total Assets as of the end of the calendar quarter covered in our Annual Report on Form 10-K or our Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if the filing is not permitted under the Exchange Act, with the trustee) before the incurrence of the additional Indebtedness, and

  . the purchase price of any real estate assets or mortgages receivable acquired and the amount of any securities offering proceeds received (to the extent that the proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness) by us or any of our Subsidiaries since the end of the calendar quarter, including those proceeds obtained in connection with the incurrence of the additional Indebtedness.

  Total Unencumbered Assets to Unsecured Debt Ratio Covenant

   We and our Subsidiaries will not be permitted at any time to own Total Unencumbered Assets (as defined below) equal to less than 150% of the aggregate outstanding principal amount of our and our Subsidiaries' Unsecured Indebtedness (as defined below) on a consolidated basis.

  Debt Service Coverage Ratio Covenant

   Neither we nor any of our Subsidiaries will be permitted to incur any Indebtedness if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended before the date on which the additional Indebtedness is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that:

  . the Indebtedness and any other Indebtedness incurred by us and our Subsidiaries since the first day of the four-quarter period and the application of the proceeds therefrom, including Indebtedness to refinance other Indebtedness, had occurred at the beginning of the period, the repayment or retirement of any other Indebtedness by us and our Subsidiaries since the first day of the four-quarter period had been repaid or retired at the beginning of that period (except that, in making the computation, the amount of Indebtedness under any revolving credit facility is to be computed based upon the average daily balance of the Indebtedness during that period),

  . in the case of Acquired Indebtedness (as defined below) or Indebtedness incurred in connection with any acquisition since the first day of the four-quarter period, the related acquisition had occurred as of the first day of the period with the appropriate adjustments with respect to the acquisition being included in the pro forma calculation, and

  . in the case of any acquisition or disposition by us or any of our Subsidiaries of any asset or group of assets since the first day of the four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, the acquisition or disposition and any related repayment of Indebtedness had occurred as of the first day of the period with the appropriate adjustments with respect to the acquisition or disposition being included in the pro forma calculation.

  Certain Definitions

   As used herein and in the indenture:

   "Acquired Indebtedness" means Indebtedness of a person:

  .  existing at the time the person becomes a Subsidiary, or

  . assumed in connection with the acquisition of assets from the person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, the person becoming a Subsidiary or that acquisition.

Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any person or the date the acquired person becomes a Subsidiary.

   "Annual Service Charge" for any period means the aggregate interest expense for the period in respect of, and the amortization during the period of any original issue discount of, our and our Subsidiaries' Indebtedness and the amount of dividends which are payable during the period in respect of any Disqualified Stock.

   "Capital Stock" means, with respect to any person, any capital stock (including preferred stock), shares, interests, participations or other equity ownership interests (however designated, voting or non-voting) of the person and any rights (other than debt securities convertible into or exchangeable for corporate Capital Stock), warrants or options to purchase any thereof.

   "Consolidated Income Available for Debt Service" for any period means our and our Subsidiaries' Earnings from Operations (as defined below) plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication):

  .  interest expense on our and our Subsidiaries' Indebtedness,

  .  provision for our and our Subsidiaries' taxes based on income,

  .  amortization of debt discount,

  . provisions for gains and losses on properties and property depreciation and amortization,

  . the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for the period, and

  .  amortization of deferred charges.

   "Disqualified Stock" means, with respect to any person, any Capital Stock of the person which by the terms of that Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise:

  . matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for common stock),

  . is convertible into or exchangeable or exercisable for Indebtedness or Disqualified Stock, or

  . is redeemable at the option of the holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock or the redemption price of which may, at the option of that person, be paid in Capital Stock which is not Disqualified Stock), in each case on or before the stated maturity of the notes; provided, however, that equity interests whose holders have (or will have after the expiration of an initial holding period) the right to have such equity interests redeemed for cash in an amount determined by the value of our common stock or for shares of our common stock (including, without limitation, certain equity interests in CarrAmerica Realty, L.P. and Carr Realty, L.P.) do not constitute Disqualified Stock.

   "Earnings from Operations" for any period means net earnings excluding gains and losses on sales of investments, extraordinary items, and property valuation losses, net, as reflected in the our and our Subsidiaries' financial statements for the period determined on a consolidated basis in accordance with GAAP.

   "Encumbrance" means any mortgage, lien, charge, pledge or security interest of any kind.

   "Indebtedness" means any of our and our Subsidiaries' indebtedness, whether or not contingent, in respect of:

  . borrowed money or indebtedness evidenced by bonds, notes, debentures or similar instruments,

  . borrowed money or indebtedness evidenced by bonds, notes, debentures or similar instruments secured by any Encumbrance existing on property owned by us or any of our Subsidiaries,

  . reimbursement obligations in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement,

  . the amount of all of our and our Subsidiaries' obligations with respect to redemption, repayment or other repurchase of any Disqualified Stock, and

  . any lease of property by us or any of our Subsidiaries as lessee which is reflected on our consolidated balance sheet as a capitalized lease in accordance with GAAP, to the extent, in the case of items of indebtedness under the items listed above, that any such items (other than letters of credit) would appear as a liability on our consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any of our or our Subsidiaries' obligation to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Indebtedness of another person (other than us or any or our Subsidiaries) (it being understood that Indebtedness shall be deemed to be incurred by us or any of our Subsidiaries whenever we or the Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

   "Subsidiary" means a corporation, partnership or other entity a majority of the voting power of the voting equity securities or the outstanding equity interests of which are owned, directly or indirectly, by us or by one or more other of our Subsidiaries. For the purposes of this definition, "voting equity securities" means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

   "Total Assets" as of any date means the sum of

  .  the Undepreciated Real Estate Assets, and

  . all of our and our Subsidiaries' other assets determined in accordance with GAAP (but excluding intangibles).

   "Total Unencumbered Assets" means the sum of:

  . those Undepreciated Real Estate Assets not subject to an Encumbrance for borrowed money, and

  . all of our and our Subsidiaries' other assets not subject to an Encumbrance for borrowed money determined in accordance with GAAP (but excluding intangibles).

   "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of our and our Subsidiaries' real estate assets on that date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

   "Unsecured Indebtedness" means Indebtedness which is not secured by any Encumbrance upon any of our or any Subsidiaries' properties.

Global Securities

   Rather than issue the notes in the form of physical certificates, we will generally issue the notes in book-entry form evidenced by one or more global securities. We anticipate that any global securities will be deposited with, or on behalf of, The Depository Trust Company, or "DTC," and registered in the name of Cede & Co., as DTC's nominee.

   DTC holds securities for its participants to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among participants through electronic book-entry changes to accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Some of the participants, or their representatives, together with other entities, own DTC.

   Purchases of notes under the DTC system must be made by or through participants, which will receive a credit for the notes on DTC's records. Holders who are DTC participants may hold their interests in global securities directly through DTC. Holders who are not DTC participants may beneficially own interests in a global security held by DTC only through DTC participants, or through banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant and have indirect access to the DTC system. The ownership interest of each actual purchaser is recorded on the participant's and indirect participants' records. Purchasers will not receive written confirmation from DTC of their purchase, but should receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant or indirect participant through which the purchasers entered into the transaction.

   So long as Cede & Co. is the registered owner of any global security, Cede & Co. for all purposes will be considered the sole holder of the global security. The deposit of notes with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the notes. DTC has no knowledge of the actual beneficial owners of the notes. DTC's records reflect only the identity of the participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

   Neither DTC nor Cede & Co. consents or votes with respect to the notes. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.'s consenting or voting rights to the participants whose accounts are credited with the notes on the record date. DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of participants whose accounts are credited with DTC interests in the relevant global security.

   Unless our use of the book-entry system is discontinued, owners of beneficial interests in a global security will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the holders of the global security. The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability of those holders to transfer their beneficial interests in the global security.

   The global securities will be exchangeable for certificated notes only if:

  .  we, in our sole discretion, elect to do so,

  . DTC is unwilling or unable to continue as depository and a successor depository is not appointed by us within 90 days, or

  . an event of default has occurred and is continuing with respect to any series of notes and beneficial owners representing a majority in aggregate principal amount of that series advises DTC to cease acting as depository.

   In any of the foregoing events, certificates for the notes will be printed and delivered in exchange for interests in the global security. Any global security that is so exchanged will be exchanged for notes of equal terms and rank, in authorized denominations and registered as directed by DTC. We expect that DTC's instruction will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global security.

   Delivery of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

   Redemption notices will be sent to Cede & Co. If less than all of the principal amount of the global securities of the same series is being redeemed, DTC's practice is to determine by lot the amount of the interest of each participant in the global securities to be redeemed.

   Principal, Make-Whole Amounts and interest payments on the notes will be made to Cede & Co. by wire transfer of immediately available funds. DTC's practice is to credit participants' accounts on the payment date in accordance with their respective holdings shown on DTC's records unless DTC believes that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in a "street name," and will be the responsibility of the participants and indirect participants.

   DTC has advised us that it is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we are not responsible for its accuracy. The rules applicable to DTC and its participants are on file with the SEC. Neither we nor any trustee, registrar or paying agent are responsible for the performance by DTC or their participants or indirect participants under the rules and procedures governing their operations or for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

Governing Law

   The indenture is governed by and is to be construed in accordance with the laws of the State of New York.

                        FEDERAL INCOME TAX CONSEQUENCES

   The following summary describes the principal U.S. federal income tax consequences to you of purchasing, owning, and disposing of the notes. The information in this section is based on the following materials, all as of the date of this prospectus supplement:

  .  the Internal Revenue Code of 1986, as amended;

  . current, temporary and proposed Treasury Regulations promulgated under the Internal Revenue Code;

  .  the legislative history of the Internal Revenue Code;

  . current administrative interpretations and practices of the Internal Revenue Service; and

  .  court decisions.

   Legislation, judicial decisions, or administrative changes may be forthcoming that could affect the accuracy of the statements included in this summary, possibly on a retroactive basis. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning our tax treatment or the notes discussed in this prospectus supplement. The statements in this prospectus supplement are not binding on the Internal Revenue Service or any court. Thus, we can provide no assurance that the statements contained in this prospectus supplement will not be challenged by the Internal Revenue Service, or that they would be sustained by a court if they were so challenged.

   You are urged to consult your tax advisor regarding the specific tax consequences to you of:

  . the acquisition, ownership and sale or other disposition of the notes, including the federal, state, local, foreign and other tax consequences; and

  .  potential changes in the tax laws.

   Scope of Discussion. This general discussion of certain U.S. federal income tax consequences applies to you if you acquire the notes at original issue for the issue price for cash and hold the notes as a "capital asset," as defined in section 1221 of the Internal Revenue Code (generally, for investment). This summary, however, does not consider state, local or foreign tax laws. In addition, it does not include all of the rules which may affect the United States tax treatment of your investment in the notes. For example, special rules not discussed here may apply to you if you are:

  .  a broker-dealer or a dealer in securities or currencies;

  .  an S corporation;

  .  a bank, thrift or other financial institution;

  .  a regulated investment company or a real estate investment trust;

  .  an insurance company;

  .  a tax-exempt organization;

  . subject to the alternative minimum tax provisions of the Internal Revenue Code;

  . holding the notes as part of a hedge, straddle, conversion or other risk reduction or constructive sale transaction;

  .  holding the notes through a partnership or similar pass-through entity;

  .  a person with a "functional currency" other than the U.S. dollar; or

  .  a U.S. expatriate.

   Market Discount. The resale of notes may be affected by the "market discount" provisions of the Code. Market discount on a note will generally equal the amount, if any, by which the principal amount of the note exceeds the holder's acquisition price. Subject to a de minimis exception, those provisions generally require a holder of a note acquired at a market discount to treat as ordinary income any gain recognized on the disposition of such note to the extent of the "accrued market discount" at the time of disposition. Market discount on a note will be treated as accruing on a straight-line basis over the term of such note or, at the election of the holder, under a constant-yield method. A holder of a note acquired at a market discount may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until the note is disposed of in a taxable transaction, unless the holder elects to include market discount in income as it accrues.

   Amortizable Premium. A purchaser of a note at a premium over its stated principal amount, plus accrued interest, generally may elect to amortize such premium ("Section 171 premium") from the purchase date to the note's maturity date under a constant-yield method that reflects semi-annual compounding based on the note's payment period. Amortized Section 171 premium is treated as an offset to interest income on a note and not as a separate deduction and has the effect of reducing the holder's basis in the note.

   Information Reporting and Backup Withholding. Backup withholding at a current rate of up to 30% (subject to reduction in future years) may apply when you receive interest payments on a note or proceeds upon the sale or other disposition of a note. Certain holders including, among others, corporations, financial institutions and certain tax-exempt organizations, are generally not subject to backup withholding. In addition, backup withholding will not apply to you if you provide your social security or other taxpayer identification number in the prescribed manner unless:

  . the Internal Revenue Service notifies us or our agent that the taxpayer identification number you provided is incorrect;

  . you fail to report interest and dividend payments that you receive on your tax return and the Internal Revenue Service notifies us or our agent that backup withholding is required; or

  . you fail to certify under penalty of perjury that backup withholding does not apply to you.

   If backup withholding does apply to you, you may use the amounts withheld as a refund or credit against your U.S. federal income tax liability as long as you provide required information to the Internal Revenue Service. United States Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedures for obtaining the exemption.

   We will be required to furnish annually to the Internal Revenue Service and to holders of notes information relating to the amount of interest paid on the notes, and that information reporting may also apply to payments of proceeds from the sale of the notes to those holders. Some holders, including corporations, financial institutions and certain tax-exempt organizations, are generally not subject to information reporting.

United States Holders

   If you are a "United States Holder," as defined below, this section applies to you. Otherwise, the next section, "Non-United States Holders," applies to you.

   Definition of United States Holder. You are a "United States Holder" if you hold notes and you are:

  .  a citizen or resident of the United States;

  . a corporation, partnership, limited liability company or other entity created or organized under the laws of the United States, any state thereof or the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise;

  . an estate, the income of which is subject to U.S. federal income tax regardless of its source;

  . a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person; or

  . otherwise subject to U.S. federal income tax on your worldwide income on a net income basis.

   Taxation of Stated Interest. You generally must include interest on the notes in your federal taxable income as ordinary income:

  . when it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes; or

  . when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes.

   It is not anticipated that the notes will give rise to "original issue discount" income.

   Sale, Redemption or Other Taxable Disposition of the Notes. Unless a nonrecognition provision applies, you must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note. The amount of your gain or loss equals the difference between the amount you receive for the note in cash (including any "Make-Whole" amount) or other property, valued at fair market value, less the amount attributable to accrued interest on the note, less your adjusted tax basis in the note. Your initial tax basis in a note generally will be the price you paid for the note.

   Your gain or loss generally will be long-term capital gain or loss if at the time it is disposed of you have held the note for more than one year. Otherwise, it will be a short-term capital gain or loss. Payments attributable to accrued interest which you have not yet included in income will be taxed as ordinary interest income. The maximum rate of tax on long term capital gain on most capital assets held by an individual is 20%. The deductibility of capital losses is subject to limitations.

Non-United States Holders

   Payments of Interest. If you are a non-United States Holder of notes, interest paid to you will not be subject to U.S. federal income taxes or withholding tax if the interest is not effectively connected with your conduct of a trade or business within the United States, provided that you:

  .  do not actually or constructively own a 10% or greater interest in us;

  . are not a controlled foreign corporation with respect to which we are a "related person" within the meaning of section 864(d)(4) of the Internal Revenue Code;

  . are not a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code; and

  . provide the appropriate certification as to your foreign status. You can generally meet this certification requirement by providing a properly executed Form W-8BEN or appropriate substitute form to us, or our paying agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate documentation to your agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special certification rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent.

   If you do not qualify for an exemption under these rules, interest income from the notes may be subject to withholding tax at the rate of 30% (or lower applicable treaty rate) at the time it is paid. The payment of interest effectively connected with your U.S. trade or business, however, would not be subject to a 30% withholding tax so long as you provide us or our agent an adequate certification (currently on Form W-8ECI), but such interest would be subject to U.S. federal income tax on a net basis at the rates applicable to United States persons generally. In addition, if you are a foreign corporation and the payment of interest is effectively connected with your U.S. trade or business, you may also be subject to a 30% (or lower applicable treaty rate) branch profits tax. To claim the benefit of a tax treaty, you must provide a properly-executed Form W-8BEN before the payment of interest and you may be required to obtain a U.S. taxpayer identification number and provide documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

   Sales, Redemptions, Exchanges or Other Taxable Dispositions of Notes. If you are a non-United States Holder, you generally will not be subject to U.S. federal income tax on any amount which constitutes capital gain upon retirement or disposition of a note, unless any of the following is true:

  . your investment in the notes is effectively connected with your conduct of a U.S. trade or business;

  . if you are a non-United States Holder who is a nonresident alien individual holding the note as a capital asset, you are present in the United States for 183 or more days in the taxable year within which sale, redemption or other disposition takes place, and certain other requirements are met; or

  . you are subject to provisions of U.S. tax laws applicable to certain U.S. expatriates.

   If you have a U.S. trade or business and the investment in the notes is effectively connected with that trade or business, the payment of the sales proceeds with respect to the notes would be subject to U.S. federal income tax on a net basis at the rate applicable to United States persons generally. In addition, foreign corporations may be subject to a 30% (or lower applicable treaty rate) branch profits tax if the investment in the note is effectively connected with the foreign corporation's U.S. trade or business.

   Backup Withholding and Information Reporting. No backup withholding or information reporting will generally be required with respect to interest paid to non-United States Holders of notes if the beneficial owner of the note provides the certification described above in "Non-United States Holders--Payment of Interest" or is an exempt recipient and, in each case, the payor does not have actual knowledge that the beneficial owner is a United States person.

   Information reporting requirements and backup withholding tax generally will not apply to any payments of the proceeds of the sale of a note effected outside the United States by a foreign office or a foreign broker (as defined in applicable Treasury regulations). However, unless such broker has documentary evidence in its records that the beneficial owner is a Non-United States Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption, information reporting but not backup withholding will apply to any payment of the proceeds of the sale of a note effected outside the United States by such a broker if it:

  .  is a United States person, as defined in the Internal Revenue Code;

  . derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

  .  is a controlled foreign corporation for U.S. federal income tax purposes;
     or

  . is a foreign partnership that, at any time during its taxable year, has 50% or more of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business.

   Payment of the proceeds of any sale effected outside the United States by a foreign office of any other broker will not be subject to backup withholding tax or information reporting if such broker has documentary evidence in its records that the beneficial owner is a non-United States Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any sale of a note effected by the U.S. office of a broker will be subject to information reporting and backup withholding requirements, unless the beneficial owner of the note provides the certification described above in "Non-United States Holders--Payment of Interest" or otherwise establishes an exemption from back-up withholding.

   If you are a non-United States Holder of notes, you should consult your tax advisor regarding the application of information reporting and backup withholding in your particular situation, the availability of an exemption therefrom, and the procedure for obtaining the exemption, if available. Any amounts withheld from payments to you under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

                                 UNDERWRITING

   Under the terms and subject to the conditions in the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, severally, and each of the underwriters has severally agreed to purchase, the principal amount of the notes set forth opposite its name below:

                                                       Principal
                                                       Amount of
              Underwriter                                Notes
              -----------                             ------------
              J.P. Morgan Securities Inc............. $180,000,000
              Banc of America Securities LLC......... $140,000,000
              First Union Securities, Inc............ $ 20,000,000
              Lehman Brothers Inc.................... $ 20,000,000
              Salomon Smith Barney Inc............... $ 20,000,000
              Commerzbank Capital Markets Corporation $  4,000,000
              Goldman, Sachs & Co.................... $  4,000,000
              Legg Mason Wood Walker, Incorporated... $  4,000,000
              PNC Capital Markets, Inc............... $  4,000,000
              Wells Fargo Brokerage Services, LLC.... $  4,000,000
                                                      ------------
              Total.................................. $400,000,000
                                                      ============

   Under the terms and conditions of the underwriting agreement, if the underwriters take any of the notes, then the underwriters are obligated to take and pay for all of the notes.

   The notes are a new issue of securities with no established trading market and will not be listed on any national securities exchange. The underwriters have advised us that they intend to make a market for the notes, but they have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the notes.

   The underwriters initially propose to offer part of the notes directly to the public at the offering prices described on the cover page and part to certain dealers at a price that represents a concession not in excess of 0.40% of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.25% of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms.

   We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

   In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

   Expenses associated with this offering, to be paid by us, are estimated to be $225,000.

   From time to time, the underwriters and certain of their affiliates have engaged, and may in the future engage, in transactions with, and perform investment banking and/or commercial banking services for, us and our affiliates in the ordinary course of business. Affiliates of Banc of America Securities LLC, J.P. Morgan Securities Inc. ("JPMorgan"), First Union Securities, Inc., Salomon Smith Barney Inc., Commerzbank Capital Markets Corporation, PNC Capital Markets, Inc. and Wells Fargo Brokerage Services, LLC, underwriters of the offering, are lenders on our credit facility, and affiliates of Banc of America Securities LLC and JPMorgan are lenders on our short-term loan. These affiliates, as applicable, will receive their proportionate share of the amount of the credit facility and short-term loan, if any, to be repaid with the proceeds of this offering. Because more than ten percent of the net proceeds of the offering may be paid to members or affiliates of members of the National Association of Securities Dealers, Inc. participating in the offering, the offering will be conducted in accordance with NASD Conduct Rule 2710(c)(8).

   Banc of America Securities LLC and JPMorgan will make the notes available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between Banc of America Securities LLC, JPMorgan and their respective customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from Banc of America Securities LLC and JPMorgan based on transactions Banc of America Securities LLC and JPMorgan conduct through the system. Banc of America Securities LLC and JPMorgan will make the notes available to their respective customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

   First Union Securities, Inc. is an indirect, wholly-owned subsidiary of Wachovia Corporation, which conducts its investment banking, institutional and capital markets businesses through its various bank, broker-dealer and nonbank subsidiaries (including First Union Securities, Inc.) under the trade name of Wachovia Securities. Any reference to Wachovia Securities in this prospectus, however, does not include Wachovia Securities, Inc., member NASD/SIPC and a separate broker-dealer subsidiary of Wachovia Corporation and sister affiliate of First Union Securities, Inc. which may or may not be participating as a selling dealer in the distribution of the notes.

                                 LEGAL MATTERS

   The legality of the notes will be passed upon for us by Hogan & Hartson L.L.P., and certain legal matters will be passed upon for the underwriters by Clifford Chance Rogers & Wells LLP, New York, New York.

PROSPECTUS

                                 $850,000,000

                        CarrAmerica Realty Corporation

                Debt Securities, Preferred Stock, Common Stock,
          Common Stock Warrants, Debt Warrants And Depositary Shares

                               -----------------

   CarrAmerica Realty Corporation (the "Company") may from time to time offer in one or more series its (i) unsecured debt securities ("Debt Securities"),
(ii) preferred stock, par value $0.01 per share ("Preferred Stock"), (iii) common stock, par value $0.01 per share ("Common Stock"), (iv) warrants exercisable for Common Stock ("Common Stock Warrants"), (v) warrants exercisable for Debt Securities ("Debt Warrants" and, together with Common Stock Warrants, "Warrants") and (vi) shares of Preferred Stock represented by depositary shares ("Depositary Shares") with an aggregate initial public offering price of up to $850,000,000 (or its equivalent based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Debt Securities may be guaranteed by CarrAmerica Realty, L.P., a Delaware limited partnership (the "Guarantor"). The Debt Securities, Preferred Stock, Common Stock, Warrants and Depositary Shares (collectively, the "Securities") may be offered, separately or together, in separate series, in amounts, at prices and on terms to be described in one or more supplements to this Prospectus (each a "Prospectus Supplement").

   The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms of any guarantee, any terms for redemption at the option of the Company or repayment at the option of the holder, any terms for any sinking fund payments, any terms for conversion into Preferred Stock or Common Stock of the Company, covenants and public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and public offering price;
(iii) in the case of Common Stock, the public offering price; (iv) in the case of Warrants, the securities to which they relate, duration, detachability, exercise price and public offering price; and (v) in the case of Depositary Shares, the fractional shares of Preferred Stock represented by each such Depositary Share and public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust for federal income tax purposes.

   This Prospectus also may be used by certain holders of Securities to effect resales of the Securities. See "Plan of Distribution--Resales."

   The applicable Prospectus Supplement also will contain information, where applicable, about certain U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

   The Securities may be offered directly, through agents designated from time to time by the Company or the selling security holders, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.

                               -----------------

   See "Risk Factors" beginning on page 2 for certain factors relating to an investment in the securities.

                               -----------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE

SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION

PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS ANY

REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -----------------

                The Date of this Prospectus is January 8, 2002.

                                  THE COMPANY

   The Company is a fully integrated, self-administered and self-managed publicly-traded real estate investment trust (a "REIT") that focuses primarily on the acquisition, development, ownership and operation of high-quality office properties in select markets across the United States. The Company was organized as a Maryland corporation on July 9, 1992.

   If so specified in an applicable Prospectus Supplement, Debt Securities offered by means of this Prospectus will be guaranteed by the Guarantor, a Delaware limited partnership organized by the Company in March 1996. The Guarantor is managed indirectly by the Company, which indirectly serves as the sole general partner of the Guarantor and owned, as of September 30, 2001 approximately 91% of the partnership interests in the Guarantor.

   Both the Company and the Guarantor are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file reports and other information with the Securities and Exchange Commission. See "Available Information."

   The principal executive offices of both the Company and the Guarantor are located at 1850 K Street, N.W., Suite 500, Washington, D.C. 20006, and their telephone number is (202) 729-7500.

                                 RISK FACTORS

   In addition to the other information in this prospectus and the information incorporated by reference herein, you should consider carefully the following risk factors in evaluating an investment in our securities.

Our Performance is Subject to Risks Associated with Real Estate Investment

   We are a real estate company that derives most of our income from the ownership and operation of office buildings. There are a number of factors that may adversely affect the income that our properties generate, including the following:

  . Economic Downturns. Downturns in the national economy, or in regions or localities where our properties are located, generally will negatively impact the demand for office space.

  . Oversupply of Office Space. An oversupply of space in markets where we own office properties would typically cause rental rates and occupancies to decline, making it more difficult for us to lease space at attractive rental rates.

  . Competitive Properties. If our properties are not as attractive to tenants (in terms of rents, services or location) as other properties that are competitive with ours, we will lose tenants to those properties or could have to reduce our rental rates to compensate for that disparity.

  . Renovation Costs. In order to maintain the quality of our office buildings and successfully compete against other properties, we periodically have to spend money to repair and renovate our properties.

  . Tenant Risk. Our performance depends on our ability to collect rent from our tenants. While no tenant in our portfolio accounted for more than 5% of our annualized base rent as of September 30, 2001, our financial position may be adversely affected by financial difficulties experienced by a major tenant, or by a number of smaller tenants, including bankruptcies, insolvencies or general downturns in business.

  . Reletting Costs. As leases expire, we try to either relet the space to an existing tenant or attract a new tenant to occupy the space. In either case, we likely will incur significant costs in the process. In addition, if market rents have declined since the time the expiring lease was entered into, the terms of any new lease signed likely will not be as favorable to us as the terms of the expiring lease, thereby reducing the income earned from that space.

  . Regulatory Costs. There are a number of government regulations, including zoning, tax and accessibility laws that apply to the ownership and operation of office buildings. Compliance with existing and newly adopted regulations may require us to spend a significant amount of money on our properties.

  . Fixed Nature of Costs. Most of the costs associated with owning and operating an office building are not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from the property.

  . Environmental Problems. Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real property to investigate and clean up hazardous or toxic substances or petroleum product releases at the property. The clean up can be costly. The presence of or failure to clean up contamination may adversely affect our ability to sell or lease a property or to borrow using a property as collateral.

  . Competition. A number of other major real estate investors with significant capital compete with us. These competitors include publicly-traded REITs, private REITs, investment banking firms and private institutional investment funds.

New Developments and Acquisitions May Fail to Perform As Expected

   Over the last few years, we have embarked on a major acquisition and development program. In deciding whether to acquire or develop a particular property, we made certain assumptions regarding the expected future performance of that property. If a number of these new properties do not perform as expected, our financial performance will be adversely affected.

   While our acquisition pace has declined significantly, we remain active in developing office properties. New office property developments are subject to a number of risks, including construction delays, complications in obtaining necessary zoning, occupancy and other governmental permits, cost overruns, financing risks, and the possible inability to meet expected occupancy and rent levels. If any of these problems occur, development costs for a project will increase, and there may be costs incurred for projects that are not completed.

We Do Not Have Exclusive Control Over Our Joint Venture Investments

   We have invested in projects or properties as a co-venturer or partner in the development of new properties and the continued operations of operating properties. These investments involve risks not present in a wholly owned project. Risks related to these investments include:

  . Absence of exclusive control over the development, financing, leasing, management and other aspects of the project;

  .  Possibility that our co-venturer or partner might:

    .  become bankrupt;

    .  have interests or goals that are inconsistent with ours;

    . take action contrary to our instructions, requests or interests (including those related to our qualification as a REIT for tax purposes); or

    .  otherwise impede our objectives.

Our Use of Debt Subjects Us to Various Financing Risks

   While we believe that we have a conservative borrowing policy, we do regularly borrow money to finance our business, particularly the acquisition and development of properties. We generally incur unsecured debt, although in many cases we will incur mortgage debt that is secured by one or more of our office buildings. There are risks inherent in borrowing money, including the following:

  . No Limitation on Debt Incurrence. Our organizational documents do not limit the amount of debt we can incur. Our degree of leverage could have important consequences, including making it more difficult for us to obtain additional financing in the future for business needs, as well as making us more vulnerable to an economic downturn.

  . Possible Inability to Meet Scheduled Debt Payments. If our properties do not perform as expected, the cash flow from our properties may not be enough to make required principal and interest payments. If a property is mortgaged to secure payment of indebtedness and we are unable to meet mortgage payments, the holder of the mortgage or the lender could foreclose on the property, resulting in a loss of income and asset value. An unsecured lender could also attempt to foreclose on some of our assets in order to receive payment.

  . Inability to Refinance Debt. In almost every case, very little of the principal amount that we borrow is repaid prior to the maturity of the loan. We generally expect to refinance that debt when it matures, although in some cases we may pay off the loan. If principal amounts due at maturity cannot be refinanced, extended or paid with proceeds of other capital transactions, such as new equity capital, our cash flow may be insufficient to repay all maturing debt. Prevailing interest rates or other factors at the time of a refinancing (such as possible reluctance of lenders to make commercial real estate loans) may result in higher interest rates and increased interest expense.

  . Financial Covenants Could Adversely Affect Our Financial Condition. Our credit facilities and the indentures under which our senior unsecured indebtedness are issued contain financial and operating covenants, including coverage ratios and other limitations on our ability to incur secured and unsecured indebtedness, sell all or substantially all of our assets and engage in mergers, consolidations and certain acquisitions. These covenants may restrict our ability to engage in transactions that would otherwise be in our best interests.

  . Variable Interest Rates Could Increase the Cost of Borrowing. A significant amount of our financing is through an unsecured line of credit. The line of credit is subject to variable floating interest rates. Because we have not hedged against interest fluctuations, significant increases in interest rates could dramatically increase our costs of borrowing on the line of credit. Additionally, interest rates on certain of our debt are based on the credit rating of our debt by independent agencies, and would be increased in the event that the credit ratings are downgraded.

Our Business Structure Has Certain Risks Associated With It

  . Certain Officers and Directors May Have Interests that Conflict with the Interests of Stockholders. Certain of our officers and members of our board of directors own units of limited partner interest in Carr Realty, L.P., a partnership that holds some of our properties. These individuals may have personal interests that conflict with the interests of our stockholders with respect to business decisions affecting us and Carr Realty, L.P., such as interests in the timing and pricing of property sales or refinancings in order to obtain favorable tax treatment. We, as the sole general partner of Carr Realty, L.P., have the exclusive authority to determine whether and on what terms Carr Realty, L.P. will sell or refinance an individual property, but the effect of certain transactions on these unitholders may influence decisions affecting these properties.

  . We May Not Be Able to Sell Properties When Appropriate. Real estate property investments generally cannot be sold quickly. Agreements that we have entered into with respect to certain properties owned by CarrAmerica Realty, L.P. and Carr Realty, L.P. limit our ability to dispose of property. Also, the tax laws applicable to REITs restrict our ability to dispose of properties. Therefore, we may be unable to vary our portfolio promptly in response to market conditions, which may adversely affect our financial position.

  . Lack of Voting Control Over Carr Real Estate Services, Inc. While most of our income is generated from the ownership and operation of our office buildings, we own an 8.1% voting and 95.8% nonvoting interest in Carr Real Estate Services, Inc., which produces a significant contribution to our income. Carr

     Real Estate Services, Inc. conducts management and leasing operations for third parties and for office buildings in which we own less than a 100% interest. As of September 30, 2001, we owned approximately 95% of the economic interest in Carr Real Estate Services, Inc. through the ownership of nonvoting common stock. The voting common stock of Carr Real Estate Services, Inc. is owned by The Oliver Carr Company. As a result, we have no right to elect the directors of Carr Real Estate Services, Inc., and our ability to influence its operations is limited. Carr Real Estate Services, Inc. may engage in business activities that are not in our best interests.

  . We Depend On External Capital. To qualify as a REIT, we generally must distribute to our stockholders each year at least 90% of our net taxable income excluding net capital gains. Because of this distribution requirement, we likely will not be able to fund all future capital needs, including capital for property development and acquisitions, with income from operations. We therefore will have to rely on third-party sources of capital, which may or may not be available on favorable terms, if at all. Our access to third-party sources of capital depends on a number of things, including the market's perception of our growth potential and our current and potential future earnings.

Certain Factors May Inhibit Changes in Control of the Company

  . Charter and By-law Provisions. Certain provisions of our charter and by-laws may delay or prevent a change in control of the Company or other transactions that could provide our stockholders with a premium over the then-prevailing market price of our common stock or that might otherwise be in the best interests of our stockholders. These include a staggered board of directors and the ability of our board of directors to authorize the issuance of preferred stock without stockholder approval. Also, any future series of preferred stock may have voting provisions that could delay or prevent a change in control or other transaction that might involve a premium price or otherwise be in the best interests of our stockholders.

  . Ownership Limit. In order to assist us in maintaining our qualification as a REIT and for other strategic reasons, our charter contains certain provisions generally limiting the ownership of shares of capital stock by any single stockholder to 5% of our outstanding common stock and/or 5% of any class or series of preferred stock. In accordance with the terms of our charter, our board of directors has increased these ownership limits to 9.8% from 5%. The federal tax laws include complex stock ownership and attribution rules that apply in determining whether a stockholder exceeds the ownership limits. These rules may cause a stockholder to be treated as owning capital stock that is actually owned by others, including family members and entities in which the stockholder has an ownership interest. Our board of directors could waive this restriction if it were satisfied that ownership in excess of these ownership limits would not jeopardize our status as a REIT and the board otherwise decided that a waiver would be in our interests. Capital stock acquired or transferred in breach of the ownership limit will be automatically transferred to a trust for the benefit of a designated charitable beneficiary.

  . Maryland Law Provisions. Certain provisions of Maryland law which are applicable to us because we are a Maryland corporation prohibit "business combinations" with any person that beneficially owns ten percent or more of our outstanding voting shares (an "interested stockholder") or with an affiliate of the interested stockholder. These prohibitions last for five years after the most recent date on which the person became an interested stockholder. After the five-year period, a business combination with an interested stockholder must be approved by two super-majority stockholder votes unless, among other conditions, our stockholders receive a minimum price for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares of common stock. Our board of directors has opted out of these business combination provisions. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to a business combination involving us. Our board of directors may, however, repeal this election in most cases and cause us to become subject to these provisions in the future. Being subject to the provisions could delay or prevent a change in control or other transactions that might involve a premium price or otherwise be in the best interests of our stockholders.

The Market Value of Our Securities Can Be Adversely Affected by Many Factors

   As with any public company, a number of factors may adversely influence the price of our common stock, many of which are beyond our control. These factors include:

  .  Level of institutional interest in us;

  . Perception of REITs generally and REITs with portfolios similar to ours, in particular, by market professionals;

  .  Attractiveness of securities of REITs in comparison to other companies;

  .  Our financial condition and performance;

  . The market's perception of our growth potential and potential future cash dividends;

  . Increases in market interest rates, which may lead investors to demand a higher annual yield from our distributions in relation to the price paid for our stock; and

  . Relatively low trading volume of shares of REITs in general, which tends to exacerbate a market trend with respect to our stock.

   Sales of a substantial number of shares of our stock, or the perception that such sales could occur, also could adversely affect prevailing market prices for our common stock. In addition to the possibility that we may sell shares of our stock in a public offering at any time, we also may issue shares of common stock upon redemption of units of interest held by third parties in affiliated partnerships that we control, as well as upon exercise of stock options that we grant to our employees and others. All of these shares will be available for sale in the public markets from time to time.

Our Status As a REIT

   We believe that we qualify for taxation as a REIT for federal income tax purposes, and we plan to operate so that we can continue to meet the requirements for taxation as a REIT. If we qualify as a REIT, we generally will not be subject to federal income tax on our income that we distribute currently to our stockholders. Many of the REIT requirements, however, are highly technical and complex. The determination that we are a REIT requires an analysis of various factual matters and circumstances, some of which may not be totally within our control and some of which involve questions of interpretation. For example, to qualify as a REIT, at least 95% of our gross income must come from specific passive sources, like rent, that are itemized in the REIT tax laws. In determining that we have satisfied this requirement, we have concluded that certain services, such as cafeteria services that we have provided to tenants through an independent contractor in certain of our properties under arrangements where we bear part or all of the expenses of such services, are considered customary in the geographic area where such properties are located. There can be no assurance that the IRS or a court would agree with such conclusion or other positions we have taken in interpreting the REIT requirements. We also are required to distribute to our stockholders at least 90% of our REIT taxable income (excluding capital gains). The fact that we hold some of our assets through partnerships and their subsidiaries further complicates the application of the REIT requirements. Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, Congress and the IRS might make changes to the tax laws and regulations, and the courts might issue new rulings, that make it more difficult, or impossible, for us to remain qualified as a REIT.

   If we fail to qualify as a REIT for federal income tax purposes, we would be subject to federal income tax at regular corporate rates. Also, unless the IRS granted us relief under certain statutory provisions, we would remain disqualified as a REIT for four years following the year we first failed to qualify. If we failed to qualify as a REIT, we would have to pay significant income taxes. This likely would have a significant adverse affect on the value of our securities. In addition, we would no longer be required to pay any dividends to stockholders.

   Even if we qualify as a REIT for federal income tax purposes, we are required to pay certain federal, state and local taxes on our income and property. For example, if we have net income from "prohibited transactions," that income will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business. The determination as to whether a particular sale is a prohibited transaction depends on the facts and circumstances related to that sale. While we have undertaken a significant number of asset sales in recent years, we do not believe that those sales should be considered prohibited transactions, but there can be no assurance that the IRS would not contend otherwise. In addition, any net taxable income earned directly by our taxable affiliates, including Carr Real Estate Services, Inc. and CarrAmerica Development, Inc., is subject to federal and state corporate income tax. To the extent that we and our affiliates are required to pay federal, state and local taxes, we will have less cash available for distributions to our stockholders.

   Prior to December 31, 2000, a REIT could not own securities in any one issuer if the value of those securities exceeded 5% of the value of the REIT's total assets or the securities owned by the REIT represented more than 10% of the issuer's outstanding voting securities. As a result of the REIT Modernization Act, after December 31, 2000, the 5% value test and the 10% voting security test were modified in two respects. First, the 10% voting securities test was expanded so that REITs also are prohibited from owning more than 10% of the value of the outstanding securities of any one issuer. Second, an exception to these tests allows a REIT to own securities of a subsidiary that exceed the 5% value test and the new 10% vote or value test if the subsidiary elects to be a "taxable REIT subsidiary." Under a new asset test, for taxable years beginning after December 31, 2000, we are not able to own securities of taxable REIT subsidiaries that represent in the aggregate more than 20% of the value of our total assets.

   Several provisions of the new law ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to an affiliated REIT. In addition, the REIT has to pay a 100% penalty tax on some payments that it receives if the economic arrangements between the REIT, the REIT's tenants, and the taxable REIT subsidiary are not comparable to similar arrangements between unrelated parties.

   We currently own more than 10% of the total value of the outstanding securities of HQ Global Holdings Inc., Carr Real Estate Services, Inc. and CarrAmerica Development, Inc. These entities have elected to be taxable REIT subsidiaries.

Risks Associated with Debt Securities

  . Absence of Existing Public Market for the Notes on Resale. Prior to an offering of debt securities, there may have been no trading market for the debt securities. Any market making activity in the debt securities will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, there can be no assurance that any market for the debt securities will develop or, if one does develop, that it will be maintained. If an active market for the debt securities fails to develop or be sustained, the trading price of the debt securities could be materially adversely affected.

  . Effective Subordination of Notes. We derive a significant portion of our operating income from our subsidiaries. The holders of the debt securities will have no direct claim against the subsidiaries (except any guarantor) for payment under the debt securities. We must rely to a significant extent on dividends and other payments from our subsidiaries (or must raise funds in public or private equity or debt offerings or sell assets) to generate the funds necessary to meet our obligations, including the payment of principal and interest on the debt securities. If the dividends and other payments from our subsidiaries were insufficient to meet such obligations, there could be no assurance that our operating income would be sufficient to meet such obligations (or that we would be able to obtain such funds on acceptable terms or at all).

   The debt securities will be unsecured and will be effectively subordinated to any of our secured indebtedness to the value of the assets securing such indebtedness. As of September 30, 2001, on a pro forma basis, our and our subsidiaries' total secured indebtedness was approximately $522.2 million. The indenture permits us and our subsidiaries to incur additional secured indebtedness provided certain conditions are met. See "Description of the Notes--Certain Covenants." Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us, the holders of any secured indebtedness will be entitled to proceed against the collateral that secures such secured indebtedness and such collateral will not be available for satisfaction of any amounts owed under our unsecured indebtedness, including the debt securities.

   The guarantee of the debt securities by the Guarantor is an unsecured obligation of the Guarantor, and is effectively subordinated to mortgage and other secured indebtedness of the Guarantor and ranks equally the Guarantor's other unsecured and unsubordinated indebtedness.

                                USE OF PROCEEDS

   Unless otherwise specified in the applicable Prospectus Supplement, the net proceeds from the sale of the Securities will be used for the acquisition of additional office properties or the development of office properties, as suitable opportunities arise, for the repayment of certain outstanding indebtedness at such time, for capital improvements to property and for working capital and other general corporate purposes.

                      RATIOS OF EARNINGS TO FIXED CHARGES

   The following table sets forth our's and the Guarantor's ratio of earnings to fixed charges for the periods indicated:

                               Nine Months Ended
                                 September 30,   Year Ended December 31,
                               ----------------- ------------------------
                                     2001        2000 1999 1998 1997 1996
                               ----------------- ---- ---- ---- ---- ----
CarrAmerica Realty Corporation       2.45        2.50 2.22 2.10 2.13 1.76
CarrAmerica Realty, L.P.......       1.41        2.50 2.05 2.32 2.43 1.60

   The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income from continuing operations before income taxes and minority interests plus fixed charges (excluding interest cost capitalized) and the amortization of capitalized interest. Fixed charges consist of interest expense (including interest costs capitalized) and the amortization of debt issuance costs.

   We issued preferred stock in 1996 and in August, November and December 1997. The following table sets forth our ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

Nine Months Ended
  September 30,   Year Ended December 31,
----------------- ------------------------
      2001        2000 1999 1998 1997 1996
      ----        ---- ---- ---- ---- ----
      1.77        1.91 1.71 1.57 1.82 1.73

                        DESCRIPTION OF DEBT SECURITIES

   The following description sets forth certain general terms and provisions of the Debt Securities to which this Prospectus and any applicable Prospectus Supplement may relate. The particular terms of the Debt Securities being offered and the extent to which such general provisions may apply will be set forth in the applicable indenture and in an officers' certificate or in one or more indentures supplemental thereto and described in a Prospectus Supplement relating to such Debt Securities.

General

   The Debt Securities will be direct, unsecured obligations of the Company and may be either senior Debt Securities ("Senior Securities") or subordinated Debt Securities ("Subordinated Securities"). The Debt Securities will be issued under one or more indentures (the "Indentures"). Senior Securities and Subordinated Securities will be issued pursuant to separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between the Company and a trustee (a "Trustee"). The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made under this heading relating to the Debt Securities and the Indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the Indentures and such Debt Securities. All section references appearing herein are to sections of each Indenture unless otherwise indicated and capitalized terms used but not defined under this heading shall have the respective meanings set forth in each Indenture.

   The indebtedness represented by Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Debt of the Company as described below under "--Ranking."

   If so provided in an applicable Prospectus Supplement, the Debt Securities will have the benefit of a guarantee from the Guarantor. See "--Guarantee" below. The Guarantor is a separate and distinct legal entity from the Company and has no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debt Securities or to make any funds available therefor, whether by dividends, loans or other payments, other than as expressly provided in a guarantee. The payment of dividends or the making of loans and advances to the Company by the Guarantor may be subject to contractual, statutory or regulatory restrictions, which, if material, would be disclosed in the applicable Prospectus Supplement. Moreover, the payment of dividends and making of loans and advances would be contingent upon the earnings of the Guarantor. Any right of the Company to receive assets of the Guarantor upon liquidation or recapitalization of the Guarantor (and the consequent right of the holders of Debt Securities to participate in those assets) will be subject to the claims of the Guarantor's creditors. In the event that the Company is recognized as a creditor of the Guarantor, the Company's claims would still be subject to any security interest in the assets of the Guarantor and any indebtedness of the Guarantor senior to that of the Debt Securities, and would be dependent primarily upon the receipt of funds from the Guarantor.

   Except as set forth in the applicable Indenture or in one or more indentures supplemental thereto and described in a Prospectus Supplement relating thereto, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of the Company or as established in the applicable Indenture or in one or more indentures supplemental to such Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

   It is anticipated that each Indenture will provide that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a director of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by each Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

   The Prospectus Supplement relating to any series of Debt Securities being offered will contain the specific terms, including:

   (1) The title of such Debt Securities and whether such Debt Securities are Senior Securities or Subordinated Securities;

   (2) The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

   (3) The percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

   (4) If convertible in whole or in part into Common Stock or Preferred Stock, the terms on which such Debt Securities are convertible, including the initial conversion price or rate (or method for determining the same), the portion that is convertible and the conversion period, and any applicable limitations on the ownership or transferability of the Common Stock or Preferred Stock receivable on conversion;

   (5) The date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

   (6) The rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

   (7) The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the regular record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

   (8) The place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

   (9) The period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may be redeemed, in whole or in part, at the option of the Company, if the Company is to have such an option;

  (10) The obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which or the date and dates on which the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

  (11) If other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

  (12) Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

  (13) Any additions to, modifications of or deletions from the terms of such Debt Securities with respect to Events of Default or covenants set forth in the applicable Indenture;

  (14) Whether such Debt Securities will be issued in certificate or book-entry form;

  (15) Whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

  (16) The applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the applicable Indenture;

  (17) Whether and under what circumstances the Company will pay any additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment;

  (18) If such Debt Securities are to be issued upon the exercise of Debt Warrants, the time, manner and place for such Debt Securities to be authenticated and delivered;

  (19) Whether and the extent to which such Debt Securities are guaranteed by the Guarantor and the form of any such guarantee; and

  (20) Any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture (Section 301).

   The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Special federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

   Except as set forth in the applicable Indenture or in one or more indentures supplemental thereto, the applicable Indenture will not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. Restrictions on ownership and transfers of the Company's Common Stock and Preferred Stock are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Description of Preferred Stock--Restrictions on Ownership" and "Description of Common Stock--Restrictions on Transfer." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denomination, Interest, Registration and Transfer

   Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 302).

   Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).

   Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable regular record date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than ten days prior to such

Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture (Section 307).

   Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer or exchange thereof at the corporate trust office of the applicable Trustee. Every Debt Security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

   Neither the Company nor any Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section 305).

Merger, Consolidation or Sale

   The Company will be permitted to consolidate, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (1) the Company shall be the continuing entity, or the successor entity (if other than the Company) formed by or resulting from any such consolidation or merger, shall expressly assume payment of the principal of (and premium, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture; (2) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Company or any Subsidiary (as defined below) as a result thereof as having been incurred by the Company or Subsidiary at the time of such transaction, no Event of Default under the Indentures, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (3) an officer's certificate and legal opinion covering such conditions shall be delivered to each Trustee (Sections 801 and 803).

Certain Covenants

   Existence. Except as described under "--Merger, Consolidation or Sale" above, the Company will be required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (by articles of incorporation, by-laws and statute) and franchises; provided, however, that the Company shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities.

   Maintenance of Properties. The Company will be required to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary (as defined below) to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times (Section 1007); provided, however, that the Company and its Subsidiaries shall not be prevented from selling or otherwise disposing for value its properties in the ordinary course of business.

   Insurance. The Company will be required to, and will be required to cause each of its Subsidiaries to keep all of its insurable properties insured against loss or damage to an extent that is commercially reasonable (Section
1008).

   Payment of Taxes and Other Claims. The Company will be required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1009).

   Provision of Financial Information. Whether or not the Company is subject to
Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company will be required, to the extent permitted under the Exchange Act, to file with the U.S. Securities and Exchange Commission (the "Commission" or the "SEC") the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Sections 13 or 15(d) if the Company were so subject (the "Financial Information"), such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company also will in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the Financial Information and (ii) file with the Trustee copies of the Financial Information, and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to all Holders of Debt Securities, as their names and addresses appear on the Security Register and to any prospective Holder (Section 1010). The Guarantor may be subject to similar requirements to provide financial information, if the Debt Securities are guaranteed.

Additional Covenants and/or Modifications to the Covenants Described Above

   Any additional covenants of the Company and/or modifications to the covenants described above with respect to any Debt Securities or series thereof, including any covenants relating to limitations on incurrence of indebtedness or other financial covenants, will be set forth in the applicable Indenture or an indenture supplemental thereto and described in the Prospectus Supplement relating thereto.

Guarantee

   In order to enable the Company to obtain more favorable interest rates and other terms and conditions with respect to Debt Securities, payment of the principal of (and any premium) and interest on offered Debt Securities may (if so specified in the applicable Prospectus Supplement) be guaranteed by the Guarantor. The guarantee will be an unsecured obligation of the Guarantor. The ranking of any guarantee of the Debt Securities and the terms of the subordination, if any, will be set forth in the applicable Prospectus Supplement.

   The Indenture will provide that, in the event any guarantee of the Debt Securities by the Guarantor would constitute or result in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction, the liability of the Guarantor under such guarantee will be reduced to the maximum amount, after giving effect to all other contingent and fixed liabilities of such Guarantor, permissible under the applicable fraudulent conveyance or similar law.

Events of Default, Notice and Waiver

   Each Indenture will provide that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (i) default in the payment of any installment of interest on any Debt Security of such series and continuance of such default for 30 days; (ii) default in the payment of principal of (or premium, if any, on) any Debt Security of such series when due and payable; (iii) default in the performance, or breach, of certain covenants or warranties on the part of the Company or a Guarantor contained in the applicable Indenture, continued for 60 days after written notice as provided in the applicable Indenture; (iv) default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company, any Guarantor or any Subsidiary (including obligations under leases required to be capitalized on the balance sheet of the lessee under GAAP) representing recourse indebtedness or indebtedness guaranteed by such party in an aggregate principal amount in excess of $5,000,000, or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company, any Guarantor or any Subsidiary (including the leases) in an aggregate principal amount in excess of $5,000,000, whether the indebtedness now exists or shall hereafter be created, which default shall have resulted in the indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, or the obligations being accelerated, without the acceleration having been rescinded or annulled; (v) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company, a Guarantor or any Significant Subsidiary (as defined in the Indenture and discussed below) for all or substantially all of the property of the Company, a Guarantor or any Significant Subsidiary; (vi) the guarantee of any Debt Security by a Guarantor is no longer in full force and effect, other than by reason of termination of the Indenture or release; and (vii) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501).

   "Significant Subsidiary" means any Subsidiary that is a "significant subsidiary" (within the meaning of Regulation S-X promulgated under the Securities Act) of the Company or a Guarantor.

   "Subsidiary" means a corporation, partnership or other entity a majority of the voting power of the voting equity securities or the outstanding equity interests of which are owned, directly or indirectly, by the Company, a Guarantor or by one or more other Subsidiaries of the Company or a Guarantor. For the purposes of this definition, "voting equity securities" means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency. The term "Subsidiary" does not include Carr Services, Inc., CarrAmerica Development, OmniOffices or Omni UK, as the Company does not own or control a majority of the outstanding voting stock of such entities.

   If an Event of Default under any Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the Holders of not less than 25% of the principal amount of the Outstanding Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of and premium, if any, on all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under any Indenture, as the case may
be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee and (b) all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in such Indenture (Section 502). Each Indenture also will provide that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default
(x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

   Each Trustee will be required to give notice to the Holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of such Trustee consider such withholding to be in the interest of such Holders (Section 601).

   Each Indenture will provide that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the cases of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section 507). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof (Section 508).

   Subject to provisions in each Indenture relating to its duties in case of default, no Trustee will be under any obligation to exercise any of its rights or powers under an Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under such Indenture, unless such Holders shall have offered to the Trustee thereunder reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under an Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512).

   Within 120 days after the close of each fiscal year, the Company will be required to deliver to each Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof (Section 1011).

Modification of the Indentures

   Modifications and amendments of an Indenture will be permitted to be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities issued under such Indenture which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (1) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (2) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (3) change the place of payment, or the coin or currency, for payment of the principal of (or premium, if any) or interest on any such Debt Security;
(4) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (5) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture; (6) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security; or
(7) release a Guarantor from its guarantee (Section 902).

   The Holders of not less than a majority in principal amount of Outstanding Debt Securities of each series affected thereby will have the right to waive compliance by the Company with certain covenants in such Indenture (Section
1013).

   Modifications and amendments of an Indenture will be permitted to be made by the Company and the respective Trustee thereunder without the consent of any Holder of Debt Securities for any of the following purposes: (1) to evidence the succession of another person to the Company or a Guarantor as obligor under such Indenture; (2) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in the Indenture; (3) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities;
(4) to add or change any provisions of an Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (5) to change or eliminate any provisions of an Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (6) to secure the Debt Securities; (7) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Stock or Preferred Stock of the Company; (8) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under an Indenture by more than one Trustee; (9) to cure any ambiguity, defect or inconsistency in an Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series issued under such Indenture in any material respect; or (10) to supplement any of the provisions of an Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901).

   Each Indenture will provide that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (1) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (2) the principal amount of any Debt Security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (1) above), (3) the principal amount of an indexed security that shall be deemed Outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to the applicable Indenture, and (4) Debt Securities owned by the Company or any other obligor under the Debt Securities or any affiliate of the Company or of such other obligor shall be disregarded.

   Each Indenture will contain provisions for convening meetings of the Holders of Debt Securities of a series (Section 1501). A meeting will be permitted to be called at any time by the applicable Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture. Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of an Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with an Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum.

   Notwithstanding the foregoing provisions, each Indenture will provide that if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting, and (ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture.

Ranking

   The terms and conditions, if any, upon which the Debt Securities and any guarantee of the Debt Securities are subordinated to other indebtedness of the Company and the Guarantor will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include a description of the indebtedness ranking senior to the Debt Securities and any guarantee, the restrictions on payments to the Holders of such Debt Securities and guarantees while a default with respect to such senior indebtedness in continuing, the restrictions, if any, on payments to the Holders of such Debt Securities following an Event of Default, and provisions requiring Holders of such Debt Securities to remit certain payments to holders of senior indebtedness.

Discharge, Defeasance and Covenant Defeasance

   The Company may be permitted under the applicable Indenture to discharge certain obligations to Holders of any series of Debt Securities issued thereunder that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable (or scheduled for redemption) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

   Each Indenture will provide that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series pursuant to
Section 301 of such Indenture, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities, and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 1402) or (b) to be released from its obligations with respect to such Debt Securities under certain specified sections of Article Ten of such Indenture as specified in the applicable Prospectus Supplement and any omission to comply with such obligations shall not constitute an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section 1403), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

   Such a trust will only be permitted to be established if, among other things, the Company has delivered to the applicable Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the Indenture (Section 1404).

   "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America or such government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the Holder of a depository receipt, provided that (except as required by applicable law) such custodian is not authorized to make any deduction from the amount payable to the Holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101).

   Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

   In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (iv) under "--Events of Default, Notice and Waiver" above with respect to certain specified sections of Article Ten of each Indenture (which sections would no longer be applicable to such Debt Securities as a result of such covenant defeasance) or described in clause (vii) under "--Events of Default, Notice and Waiver" above with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

   The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

Conversion Rights

   The terms and conditions, if any, upon which the Debt Securities are convertible into Common Stock or Preferred Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common Stock or Preferred Stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the Holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities and any restrictions on conversion, including restrictions directed at maintaining the Company's REIT status.

Redemption of Securities

   The Indenture provides that the Debt Securities may be redeemed at any time at the option of the Company, in whole or in part, at the redemption price, except as may otherwise be provided in connection with any Debt Securities or series thereof.

   From and after notice has been given as provided in the Indenture, if funds for the redemption of any Debt Securities called for redemption shall have been made available on such redemption date, such Debt Securities will cease to bear interest on the date fixed for such redemption specified in such notice, and the only right of the Holders of the Debt Securities will be to receive payment of the redemption price.

   Notice of any optional redemption of any Debt Securities will be given to Holders at their addresses, as shown in the Company's books and records, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the Debt Securities held by such Holder to be redeemed.

   If the Company elects to redeem Debt Securities, it will notify the Trustee at least 45 days prior to the redemption date (or such shorter period as satisfactory to the Trustee) of the aggregate principal amount of Debt Securities to be redeemed and the redemption date. If less than all of the Debt Securities are to be redeemed, the Trustee shall select the Debt Securities to be redeemed pro rata, by lot or in such manner as it shall deem fair and appropriate.

                        DESCRIPTION OF PREFERRED STOCK

   The Company is authorized to issue 35,000,000 shares of Preferred Stock. As of September 30, 2001, there were 80,000 shares of Series A Cumulative Convertible Redeemable Preferred Stock issued and outstanding (1,740,000 were issued originally) and 8,000,000 shares of Series B Cumulative Redeemable Preferred Stock. There were also 600,000 shares of Series C Cumulative Redeemable Preferred Stock issued and outstanding and underlying 6,000,000 depositary shares, which are traded publicly, and 200,000 shares of Series D Cumulative Redeemable Preferred Stock issued and outstanding and underlying 2,000,000 depositary shares which are traded publicly.

   Under the Company's Articles of Incorporation, the Board may from time to time establish and issue one or more series of Preferred Stock. The Board may classify or reclassify any unissued Preferred Stock by setting or changing the number, designation, preference, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of such series (a "Designating Amendment").

   The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Articles of Incorporation and the Company's bylaws (the "Bylaws").

General

   The Board is empowered by the Company's Articles of Incorporation to designate and issue from time to time one or more series of Preferred Stock without stockholder approval. The Board may determine the relative rights, preferences and privileges of each series of Preferred Stock so issued. Because the Board has the power to establish the preferences and rights of each series of Preferred Stock, it may afford the holders of any series of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock. The Preferred Stock will, when issued, be fully paid and nonassessable.

   The Prospectus Supplement relating to any Preferred Stock offered thereby will contain the specific terms thereof, including, without limitation:

   (1) The title and stated value of such Preferred Stock;

   (2) The number of such shares of Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

   (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

   (4) The date from which dividends on such Preferred Stock will accumulate, if applicable;

   (5) The procedures for any auction and remarketing, if any, for such Preferred Stock;

   (6) The provision for a sinking fund, if any, for such Preferred Stock;

   (7) The provision for redemption, if applicable, of such Preferred Stock;

   (8) Any listing of such Preferred Stock on any securities exchange;

   (9) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock of the Company, including the conversion price (or manner of calculation thereof);

  (10) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

  (11) A discussion of federal income tax considerations applicable to such Preferred Stock;

  (12) The relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

  (13) Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

  (14) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

Rank

   Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to such Preferred Stock, (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock, and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock. The term "equity securities" does not include convertible debt securities.

Dividends

   Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board, out of assets of the Company legally available for payment, cash dividends (or dividends in kind or in other property if expressly permitted and described in the applicable Prospectus Supplement) at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend will be payable to holders of record as they appear on the stock transfer books of the Company on such record dates as are fixed by the Board.

   Dividends on any series of Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

   Unless otherwise specified in the Prospectus Supplement, if any shares of Preferred Stock of any series are outstanding, no full dividends will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock will be declared pro rata so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock will in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock do not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

   Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in Common Stock or other capital stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) will be declared or paid or set aside for payment or other distribution upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor will any Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such stock) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

   If for any taxable year, the Company elects to designate as "capital gains dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the dividends (within the meaning of the Code) paid or made available for the year to holders of all classes of capital stock (the "Total Dividends"), then the portion of the Capital Gains Amount that will be allocable to the holders of shares of Preferred Stock will be the Capital Gains Amount multiplied by a fraction, the numerator of which shall be the total dividends (within the meaning of the Code) paid or made available to the holders of shares of Preferred Stock for the year and the denominator of which shall be the Total Dividends.

Redemption

   If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

   The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that will be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which will not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of capital stock of the Company, the terms of such Preferred Stock may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock will automatically and mandatorily be converted into the applicable capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

   Notwithstanding the foregoing, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all Preferred Stock of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends of the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no Preferred Stock of any series shall be redeemed unless all outstanding Preferred Stock of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividends periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company will not purchase or otherwise acquire directly or indirectly any Preferred Stock of such series (except by conversion into or exchange for capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); provided, however, that the foregoing will not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series.

   If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Company.

   Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice will state: (i) the redemption date; (ii) the number of shares and series of Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and
(vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all of the Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof will also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

Liquidation Preference

   Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment is made to the holders of any Common Stock or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

   If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company will be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, will not be deemed to constitute a liquidation, dissolution or winding up of the Company.

Voting Rights

   Holders of Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

   Whenever dividends on any Preferred Stock shall be in arrears for six or more consecutive quarterly periods, the holders of such Preferred Stock (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company at a special meeting called by the holders of record of at least ten percent (10%) of any series of Preferred Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until (i) if such series of Preferred Stock has a cumulative dividend, all dividends accumulated on such shares of Preferred Stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Stock do not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board will be increased by two directors.

   Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of each series of shares of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares, or (ii) amend, alter or repeal the provisions of the Company's Articles of Incorporation or the Designating Amendment for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in clause (ii) above, so long as the shares of Preferred Stock remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event the Company may not be the surviving entity, the occurrence of any such Event will not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock and provided further that (x) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

   The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Preferred Stock of such series shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

Conversion Rights

   The terms and conditions, if any, upon which any series of Preferred Stock is convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

Restrictions On Ownership

   As discussed below under "Description of Common Stock--Restrictions on Transfer--Ownership Limits," for the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer "individuals" (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. To assist the Company in meeting this requirement, no holder of Preferred Stock may own, or be deemed to own by virtue of certain attribution provisions of the Code, more than 9.8% of any class or series of Preferred Stock and/or more than 9.8% of the issued and outstanding shares of Common Stock, subject to certain exceptions specified in the Articles of Incorporation. See "Description of Common Stock--Restrictions on Transfer--Ownership Limits."

Registrar And Transfer Agent

   The Registrar and Transfer Agent for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

                          DESCRIPTION OF COMMON STOCK

General

   The Company is authorized to issue 180,000,000 shares of Common Stock. The outstanding Common Stock entitles the holder to one vote on all matters presented to stockholders for a vote. Holders of Common Stock have no preemptive rights. As of December 1, 2001, there were 51,801,842 shares of Common Stock outstanding.

   Shares of Common Stock currently outstanding are listed for trading on the New York Stock Exchange (the "NYSE"). The Company will apply to the NYSE to list the additional Common Stock to be sold pursuant to any Prospectus Supplement, and the Company anticipates that such shares will be so listed.

   Subject to such preferential rights as may be granted by the Board in connection with the future issuance of Preferred Stock, holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive ratably such dividends as may be declared on the Common Stock by the Board in its discretion from funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of the holders of Preferred Stock.

Holders of Common Stock have no subscription, redemption, conversion or preemptive rights. Matters submitted for stockholder approval generally require a majority vote of the shares present and voting thereon.

Advance Notice of Director Nominations and New Business

   The Bylaws of the Company provide that, with respect to an annual meeting of stockholders, the proposal of business to be considered by stockholders may be made only (i) by or at the direction of the Board or (ii) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in the Bylaws. In addition, with respect to any meeting of stockholders, nominations of persons for election to the Board may be made only
(i) by or at the direction of the Board or (ii) by any stockholder of the Company who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

Restrictions on Transfer

   Ownership Limits. The Company's Articles of Incorporation contain certain restrictions on the number of shares of Common Stock that individual shareholders may own. For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended, no more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first REIT year) or during a proportionate part of a shorter taxable year. The capital stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because the Company intends to maintain its qualification as a REIT, the Company's Articles of Incorporation contain certain restrictions on the ownership and transfer of capital stock, including common stock, intended to ensure compliance with these requirements.

   Subject to certain exceptions specified in the Articles of Incorporation, no holder may own, through either actual ownership or deemed ownership by virtue of certain attribution provisions of the Code, more than (A) 9.8% of the issued and outstanding shares of Common Stock (the "Common Stock Ownership Limit") or
(B) 9.8% of any class or series of Preferred Stock (the "Preferred Stock Ownership Limit"). (The Common Stock Ownership Limit and the Preferred Stock Ownership Limit, together with the Existing Holder Limit, the Special Shareholder Limit and the Non-U.S. Shareholder Limit, each as defined below, are referred to collectively herein as the "Ownership Limits.") Certain stockholders, including Clark Enterprises Inc., The Oliver Carr Company, Oliver
T. Carr, Jr. and A. James Clark, are not subject to the Common Stock Ownership Limit, but they are subject to special ownership limitations (the "Existing Holder Limit"). Furthermore, Security Capital and its affiliates are not subject to the Common Stock Ownership Limit, but are subject to a special ownership limit of 45% of the outstanding shares of Common Stock and 45% of the outstanding shares of each class or series of preferred stock (the "Special Shareholder Limit"). Security Capital's ownership interest may be permitted to exceed 45% to the extent that such increase occurs as a result of stock repurchases by the Company (as opposed to direct purchases by Security Capital). Notwithstanding the Special Shareholder Limit, Security Capital has entered into an agreement with the Company limiting Security Capital's ownership interest to 9.8% (on a fully-diluted basis). Furthermore, all holders are prohibited from acquiring any capital stock if such acquisition would cause five or fewer beneficial owners of capital stock (determined taking into account the relevant attribution provisions of the Code) who are treated as "individuals" for purposes of relevant provisions of the Code to own in the aggregate more than 50% in value of the outstanding capital stock.

   In addition to the above restrictions on ownership of shares of capital stock of the Company, in order to assist the Company in qualifying as a "domestically controlled REIT," the Articles of Incorporation contain certain provisions preventing any Non-U.S. Shareholder, as defined below, from acquiring additional shares of the Company's capital stock if, as a result of such acquisition, the Company would fail to qualify as a "domestically controlled REIT" ("Non-U.S. Shareholder Limit"). A Non-U.S. Shareholder is a nonresident alien individual, foreign corporation, foreign partnership and any other foreign shareholder. For a discussion of the taxation of a Non-U.S. Shareholder and the requirements for the Company to qualify as a "domestically controlled REIT," see "Federal Income Tax Considerations--U.S. Taxation of Non-U.S. Stockholders and --Taxation of CarrAmerica as a REIT."

   Violation of Ownership Limits. The Articles of Incorporation provide that, if any holder of capital stock of the Company purports to transfer shares to a person or there is a change in the capital structure of the Company and either the transfer or the change in capital structure would result in the Company's failing to qualify as a REIT, or such transfer or the change in capital structure would cause the transferee to hold shares in excess of the applicable Ownership Limit, then the capital stock being transferred (or in the case of an event other than a transfer, the capital stock beneficially owned) that would cause one or more of the restrictions on ownership or transfer to be violated will be automatically transferred to a trust for the benefit of a designated charitable beneficiary. The purported transferee of such shares will have no right to receive dividends or other distributions with respect to such shares and will have no right to vote such shares. Any dividends or other distributions paid to such purported transferee prior to the discovery by the Company that the shares have been transferred to a trust will be paid by the purported transferee upon demand to the trustee of the trust for the benefit of the charitable beneficiary. The trustee of the trust will have all rights to dividends with respect to the shares of capital stock held in trust, which rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividends or distributions paid over to the trustee will be held in trust for the charitable beneficiary. The trustee will designate a transferee of such stock so long as such shares of stock would not violate the Ownership Limitations in the hands of such designated transferee. Upon the sale of such shares, the purported transferee will receive the lesser of (A) (i) the price per share such purported transferee paid for the capital stock in the purported transfer that resulted in the transfer of shares of capital stock to the trust, or (ii) if the transfer or other event that resulted in the transfer of shares of capital stock to the trust was not a transaction in which the purported record transferee of shares of capital stock gave full value for such shares, a price per share equal to the market price on the date of the purported transfer or other event that resulted in the transfer of the shares to the trust, or (B) the price per share received by the trustee from the sale or disposition of the shares held in the trust.

   All certificates representing Common Stock will bear a legend referring to the restrictions described above.

   Every beneficial owner of more than 5% (or such lower percentage as required by the Code or regulations thereunder) of the issued and outstanding shares of Common Stock must file a written notice with the Company containing the information specified in the Articles of Incorporation no later than December 31 of each year. In addition, each shareholder upon demand is required to disclose to the Company in writing such information as the Company may request in good faith in order to confirm the Company's status as a REIT.

Registrar and Transfer Agent

   The Registrar and Transfer Agent for the Common Stock is EquiServe Trust Company, N.A.

                            DESCRIPTION OF WARRANTS

   The Company may issue Common Stock Warrants for the purchase of Common Stock and Debt Warrants for the purchase of Debt Securities. Such Warrants may be issued separately or together with other Securities offered by a Prospectus Supplement and may be attached to or detached from such Securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

   The applicable Prospectus Supplement will describe the terms of the Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (1) the title; (2) the currencies in which the Warrants are being offered; (3) the offering price or prices; (4) the number of Warrants offered, (5) the

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

Securities underlying the Warrants; (6) the date, if any, on and after which the Warrants and any related Securities will be separately transferable; (7) the price at which each of the Securities purchasable upon exercise of the Warrants may be purchased; (8) the date on which the right to exercise the Warrants shall commence and the date on which such right shall expire; (9) the minimum or maximum number of Warrants that may be exercised at any one time;
(10) the procedures for exercise of the Warrants and the circumstances, if any, that will cause the Warrants to be deemed to be exercised automatically; (11) a discussion of certain federal income tax considerations; and (12) any other terms of the Warrants.

                       DESCRIPTION OF DEPOSITARY SHARES

General

   The Company may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Stock, as specified in the applicable Prospectus Supplement. Shares of Preferred Stock of each series represented by Depositary Shares will be deposited under a separate deposit agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (a "Preferred Stock Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the applicable Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Stock represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

   The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to a Preferred Stock Depositary, the Company will cause such Preferred Stock Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the statements made hereunder relating to Deposit Agreements and the Depositary Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related Depositary Receipts.

Dividends and Other Distributions

   A Preferred Stock Depositary will be required to distribute all cash dividends or other cash distributions received in respect of the applicable Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary.

   In the event of a distribution other than in cash, a Preferred Stock Depositary will be required to distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary, unless such Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case such Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

   No distribution will be made in respect of any Depositary Share to the extent that it represents any Preferred Stock which has been converted or exchanged before the record date for such distribution.

Withdrawal of Stock

   Upon surrender of the Depositary Receipts at the corporate trust office of the applicable Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption or converted), the

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holders thereof will be entitled to delivery at such office, to or upon each such holder's order, of the number of whole or fractional shares of the applicable Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the applicable Preferred Stock Depositary will be required to deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

Redemption of Depositary Shares

   Whenever the Company redeems shares of Preferred Stock held by a Preferred Stock Depositary, such Preferred Stock Depositary will be required to redeem as of the same redemption date the number of Depositary Shares representing shares of the Preferred Stock so redeemed, provided the Company shall have paid in full to such Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company that preserves the REIT status of the Company.

   From and after the date fixed for redemption, all dividends in respect of the shares of Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the applicable Preferred Stock Depositary.

Voting of the Preferred Stock

   Upon receipt of notice of any meeting at which the holders of the applicable Preferred Stock are entitled to vote, a Preferred Stock Depositary will be required to mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct such Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. Such Preferred Stock Depositary will be required to vote the amount of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by such Preferred Stock Depositary in order to enable such Preferred Stock Depositary to do so. Such Preferred Stock Depositary will be required to abstain from voting the amount of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. A Preferred Stock Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of such Preferred Stock Depositary.

Liquidation Preference

   In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each

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share of Preferred Stock represented by the Depositary Share evidenced by such
Depositary Receipt, as set forth in the applicable Prospectus Supplement.

Conversion of Preferred Stock

   The Depositary Shares, as such, will not be convertible into Common Stock or any other securities or property of the Company. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the applicable Preferred Stock Depositary with written instructions to such Preferred Stock Depositary to instruct the Company to cause conversion of the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other shares of Preferred Stock of the Company or other shares of stock, and the Company will agree that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

Amendment and Termination of a Deposit Agreement

   Any form of Depositary Receipt evidencing Depositary Shares which will represent Preferred Stock and any provision of a Deposit Agreement will be permitted at any time to be amended by agreement between the Company and the applicable Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable Depositary Shares evidenced by the applicable Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain anticipated exceptions in the Deposit Agreements, of any holders of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the applicable Deposit Agreement as amended thereby.

   A Deposit Agreement will be permitted to be terminated by the Company upon not less than 30 days' prior written notice to the applicable Preferred Stock Depositary if (i) such termination is necessary to preserve the Company's status as a REIT or (ii) a majority of each series of Preferred Stock affected by such termination consents to such termination, whereupon such Preferred Stock Depositary will be required to deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by such Preferred Stock Depositary with respect to such Depositary Receipts. The Company will agree that if a Deposit Agreement is terminated to preserve the Company's status as a REIT, then the Company will use its best efforts to list the Preferred Stock issued upon surrender of the related Depositary Shares on a national securities exchange. In addition, a Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares thereunder shall have been redeemed, (ii) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Stock or
(iii) each share of the related Preferred Stock shall have been converted into stock of the Company not so represented by Depositary Shares.

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Charges of the Preferred Stock Depositary

   The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement under which the Depositary Shares are issued. In addition, the Company will pay the fees and expenses of the Preferred Stock Depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of the Preferred Stock Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the applicable Deposit Agreement.

Resignation and Removal of Depositary

   The Preferred Stock Depositary will be permitted to resign at any time by delivering to the Company notice of its election to do so, and the Company will be permitted at any time to remove the Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary will be required to be appointed within 60 days after delivery of the notice of resignation or removal and will be required to be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

   The Preferred Stock Depositary will be required to forward to holders of Depositary Receipts any reports and communications from the Company which are received by such Preferred Stock Depositary with respect to the related Preferred Stock.

   Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under a Deposit Agreement. The obligations of the Company and the Preferred Stock Depositary under a Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Stock represented by the applicable Depositary Shares), gross negligence or willful misconduct, and neither the Company nor the Preferred Stock Depositary will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or shares of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary will be permitted to rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

   In the event the Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company on the other hand, such Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

                             BOOK-ENTRY SECURITIES

   The Securities may be issued in whole or in part in book-entry form, meaning that beneficial owners of the Securities will not receive certificates representing their ownership interests in the Securities, except in the event the book-entry system for the Securities is discontinued. If the Securities are issued in book-entry form, they will be issued in the form of one or more global securities (the "Global Securities"), which will be deposited with, or on behalf of, a depositary identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a class or series of Securities issued in book-entry form will be described in the applicable Prospectus Supplement relating to such class or series.

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                       FEDERAL INCOME TAX CONSIDERATIONS

   The following discussion describes the material U.S. federal income tax consequences relating to the taxation of the Company as a REIT and the ownership and disposition of our common stock.

   Because this is a summary that is intended to address only federal income tax consequences relating to the ownership and disposition of our common stock that will apply to all holders, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

  . the tax consequences to you may vary depending on your particular tax situation;

  . special rules that are not discussed below may apply to you if, for example, you are a tax-exempt organization, a broker-dealer, a non-U.S. person, a trust, an estate, a regulated investment company, a financial institution, an insurance company, or otherwise subject to special tax treatment under the Internal Revenue Code;

  .  this summary does not address state, local or non-U.S. tax considerations;

  . this summary deals only with CarrAmerica common stockholders that hold common stock as a "capital asset," within the meaning of Section 1221 of the Internal Revenue Code; and

  . this discussion is not intended to be, and should not be construed as, tax advice.

   You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of our common stock on your individual tax situation, including any state, local or non-U.S. tax consequences.

   The information in this section is based on the current Internal Revenue Code, current, temporary and proposed Treasury regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, including its practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. CarrAmerica has not obtained a ruling from the Internal Revenue Service regarding its qualification as a REIT generally. Thus, it is possible that the Internal Revenue Service could challenge the statements in this discussion, which do not bind the Internal Revenue Service or the courts, and that a court could agree with the Internal Revenue Service.

   As used in this disclosure, "CarrAmerica" refers solely to CarrAmerica Realty Corporation.

Taxation of CarrAmerica as a REIT

   General. CarrAmerica has elected to be taxed as a REIT under the Internal Revenue Code. A REIT generally is not subject to federal income tax on the income that it distributes to stockholders if it meets the applicable REIT distribution requirements and other requirements for qualification.

   CarrAmerica believes that it is organized and has operated, and CarrAmerica intends to continue to operate, in a manner to qualify as a REIT, but there can be no assurance that CarrAmerica will qualify or remain qualified as a REIT. Qualification and taxation as a REIT depend upon CarrAmerica's ability to meet, through actual annual (or in some cases quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various other REIT qualification requirements imposed under the Internal Revenue Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of CarrAmerica, CarrAmerica cannot provide any assurance that its actual operating results will satisfy the requirements for taxation as a REIT under the Internal Revenue Code for any particular taxable year.

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   So long as CarrAmerica qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on its net income that is distributed currently to its stockholders. This treatment substantially eliminates "double taxation" (that is, taxation at both the corporate and stockholder levels) that generally results from an investment in a regular corporation. However, CarrAmerica will be subject to federal income tax as follows:

  . CarrAmerica will be taxed at regular corporate rates on any undistributed "REIT taxable income." REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

  . Under some circumstances, CarrAmerica may be subject to the "alternative minimum tax" on its items of tax preference.

  . If CarrAmerica has net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on this income.

  . CarrAmerica's net income from "prohibited transactions" will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

  . If CarrAmerica fails to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintains its qualification as a REIT because other requirements are met, it will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which 75% of its gross income exceeds the amount of its income qualifying under the 75% test for the taxable year or (2) the amount by which 90% of its gross income exceeds the amount of its income qualifying for the 95% income test for the taxable year, multiplied by a fraction intended to reflect CarrAmerica's profitability.

  . CarrAmerica will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if CarrAmerica fails to distribute during each calendar year at least the sum of:

    .  85% of its REIT ordinary income for the year;

    .  95% of its REIT capital gain net income for the year; and

    .  any undistributed taxable income from prior taxable years.

  . CarrAmerica will be subject to a 100% penalty tax on some payments it receives (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among CarrAmerica, its tenants, and its taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties.

  . If CarrAmerica were to acquire any asset from a taxable "C" corporation in a carry-over basis transaction, it could be liable for specified tax liabilities inherited from that "C" corporation with respect to that corporation's "built-in gain" in its assets. Built-in gain is the amount by which an asset's fair market value exceeds its adjusted tax basis. Applicable Treasury regulations, however, allow an acquiring REIT to make an election to avoid the recognition of gain and the imposition of corporate level tax with respect to a built-in gain asset acquired in a carry-over basis transaction from a "C" corporation unless and until the REIT disposes of that built-in gain asset during the 10-year period following its acquisition, at which time the REIT would recognize, and would be subject to the highest regular corporate rate of tax on, the built-in gain.

   Requirements for qualification as a REIT. The Internal Revenue Code defines a REIT as a corporation, trust or association:

   (1) that is managed by one or more trustees or directors;

   (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

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   (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

   (4) that is neither a financial institution nor an insurance company subject to applicable provisions of the Internal Revenue Code;

   (5) the beneficial ownership of which is held by 100 or more persons;

   (6) during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned directly or indirectly by five or fewer individuals, as defined in the Internal Revenue Code to include specified entities;

   (7) that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;

   (8) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Internal Revenue Code and the Treasury regulations promulgated thereunder; and

   (9) that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

Conditions (1), (2), (3) and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of determining stock ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally are considered an individual. However, a trust that is a qualified trust under Internal Revenue Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

   CarrAmerica believes that it has issued sufficient shares of capital stock with sufficient diversity of ownership to allow it to satisfy conditions (5) and (6) above. In addition, CarrAmerica's Articles of Incorporation contain restrictions regarding the transfer of shares of capital stock that are intended to assist CarrAmerica in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that CarrAmerica will be able to satisfy these stock ownership requirements. If CarrAmerica fails to satisfy these stock ownership requirements, it will fail to qualify as a REIT.

   To monitor its compliance with condition (6) above, a REIT is required to send annual letters to its stockholders requesting information regarding the actual ownership of its capital stock. If CarrAmerica complies with the annual letters requirement and it does not know or, exercising reasonable diligence, would not have known of its failure to meet condition (6) above, then it will be treated as having met condition (6) above.

   To qualify as a REIT, CarrAmerica cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. CarrAmerica has elected to be taxed as a REIT beginning in 1993, the first year of its existence. Therefore, CarrAmerica has not had any undistributed non-REIT earnings and profits of its own. CarrAmerica does not believe that it has acquired any non-REIT earnings and profits from any other sources. However, the Internal Revenue Service could determine otherwise.

   If the Internal Revenue Service did determine that CarrAmerica inherited undistributed non-REIT earnings and profits and CarrAmerica did not distribute the non-REIT earnings and profits by the end of that taxable year, it appears that CarrAmerica could avoid disqualification as a REIT by using "deficiency dividend" procedures to distribute the non-REIT earnings and profits. The deficiency dividend procedures would require CarrAmerica to make a distribution to stockholders, in addition to the regularly required REIT distributions, within 90 days of the Internal Revenue Service determination. In addition, CarrAmerica would have to pay to the Internal Revenue Service interest on 50% of the non-REIT earnings and profits that were not distributed prior to the end of the

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

taxable year in which CarrAmerica inherited the undistributed non-REIT earnings and profits. If, however, CarrAmerica were considered to be a "successor" under the applicable Treasury regulations to a corporation that had failed to qualify as a REIT at the time of its merger with CarrAmerica, CarrAmerica could fail to qualify as a REIT and could be prevented from reelecting REIT status for up to four years after such failure to qualify.

   Qualified REIT Subsidiaries. If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary (discussed below), all of the capital stock of which is owned by the REIT and that has not elected to be a "taxable REIT subsidiary" of that REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of CarrAmerica will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

   Taxable REIT Subsidiaries. A "taxable REIT subsidiary" of CarrAmerica is a corporation in which CarrAmerica directly or indirectly owns stock and that elects, together with CarrAmerica, to be treated as a taxable REIT subsidiary under Section 856(l) of the Internal Revenue Code. In addition, if a taxable REIT subsidiary of CarrAmerica owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of CarrAmerica. A taxable REIT subsidiary is a corporation subject to federal income tax, and state and local income tax where applicable, as a regular "C" corporation.

   Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing CarrAmerica to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to CarrAmerica. In addition, CarrAmerica will be obligated to pay a 100% penalty tax on some payments that it receives or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements between CarrAmerica, CarrAmerica's tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.

   CarrAmerica Development, Inc., Carr Real Estate Services, Inc. and HQ Global Holdings, Inc. are referred to as the corporate subsidiaries. Each of the corporate subsidiaries is taxable as a regular "C" corporation and has elected, together with CarrAmerica, to be treated as a taxable REIT subsidiary of CarrAmerica, or is treated as a taxable REIT subsidiary under the 35% subsidiary rule discussed above. In addition, CarrAmerica has elected, together with several other corporations in which it owns stock, for those corporations to be treated as taxable REIT subsidiaries.

   Ownership of partnership interests by a REIT. A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership's income. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, CarrAmerica's proportionate share of the assets and items of income of CarrAmerica Realty, L.P. and Carr Realty L.P., including CarrAmerica Realty, L.P. and Carr Realty L.P.'s share of assets and items of income of any subsidiaries that are partnerships or limited liability companies, are treated as assets and items of income of CarrAmerica for purposes of applying the asset and income tests. CarrAmerica has control over CarrAmerica Realty, L.P. and Carr Realty L.P. and many of the partnership and limited liability company subsidiaries of CarrAmerica Realty, L.P. and Carr Realty L.P. and intends to operate them in a manner that is consistent with the requirements for qualification of CarrAmerica as a REIT.

   Income tests applicable to REITs. To qualify as a REIT, CarrAmerica must satisfy two gross income tests. First, at least 75% of CarrAmerica's gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real

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property, including "rents from real property," gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, or from some types of temporary investments. Second, at least 95% of CarrAmerica's gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from any combination of income qualifying under the 75% test and dividends, interest, some payments under hedging instruments and gain from the sale or disposition of stock or securities and some hedging instruments.

   Rents received by CarrAmerica will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a "related party tenant" will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary and at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or one or more actual or constructive owners of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

   Generally, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, CarrAmerica is only allowed to provide directly services that are "usually or customarily rendered" in connection with the rental of real property and not otherwise considered rendered primarily for the convenience of the tenants. If CarrAmerica provides "impermissible services" to tenants (other than through an "independent contractor" from whom CarrAmerica derives no revenue or through a taxable REIT subsidiary), CarrAmerica will be considered to have derived "impermissible tenant service income," which is deemed to be not less than 150% of CarrAmerica's direct cost of providing the service. If the impermissible tenant service income from a property exceeds 1% of CarrAmerica's total income from that property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of CarrAmerica's total income from the property, the services will not "taint" the other income from the property (that is, it will not cause the rent paid by tenants of that property to fail to qualify itself as rents from real property), but the impermissible tenant service income will not qualify as rents from real property.

   Unless CarrAmerica determines that the resulting nonqualifying income under any of the following situations, taken together with all other nonqualifying income earned by CarrAmerica in the taxable year, will not jeopardize CarrAmerica's status as a REIT, CarrAmerica does not and does not intend to:

  . charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;

  . rent any property to a related party tenant, including a taxable REIT subsidiary;

  . derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

  . directly perform (or provide through a contractor that is not a qualifying independent contractor or a taxable REIT subsidiary) services considered to be noncustomary or rendered to the occupant of the property.

   CarrAmerica monitors (and intends to continue to monitor) the activities provided at, and the nonqualifying income arising from, its properties and believes that it has not provided services that will cause it to fail to meet the income tests. CarrAmerica provides services and provides access to third party service providers at some or

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all of its properties. Based upon CarrAmerica's experience in the office rental markets where the properties are located, CarrAmerica believes that all access to service providers and services provided to tenants by CarrAmerica (other than through a qualified independent contractor or a taxable REIT subsidiary) either are usually or customarily rendered in connection with the rental of real property and not otherwise considered rendered to the occupant, or, if considered impermissible services, will not result in an amount of impermissible tenant service income that will cause CarrAmerica to fail to meet the income test requirements. However, CarrAmerica cannot provide any assurance that the Internal Revenue Service will agree with these positions.

   In this regard, at some of its properties, CarrAmerica has entered into arrangements with third party contractors under which the third party contractors operate food service facilities and CarrAmerica bears part or all of the expenses incurred in connection with the operation of those facilities. Under the applicable Treasury regulations, if the REIT bears the expenses of the service provided by a third-party contractor, that third party will be a qualified independent contractor only if the service is customarily provided to tenants of buildings of a similar class in the relevant geographic area. CarrAmerica believes that it is customary to provide food services facilities for tenants of similar buildings in the key geographic areas in which CarrAmerica has entered into the arrangements described above and CarrAmerica has collected information to support those beliefs with respect to those key geographic areas. Although the Internal Revenue Service has issued several private letter rulings to taxpayers (including one that was issued to CarrAmerica in 1993) approving similar economic arrangements in other arguably analogous areas, such as parking, where it has agreed that the provision of such facilities by landlords was customary, the Internal Revenue Service has not published any such rulings with respect to food service facilities. (Private letter rulings are binding on the Internal Revenue Service only with respect to the taxpayer to which the letter ruling is issued and only with respect to the facts addressed in that letter.) In 1998, CarrAmerica requested a private letter ruling from the Internal Revenue Service with respect to a proposed national arrangement with a third-party contractor to operate food service facilities at CarrAmerica's properties across the country (including several of those described above), on terms similar to the arrangements described above. The Internal Revenue Service initially indicated that it was not inclined to issue that ruling, but it then agreed to issue a different ruling related to below-market leases to food service operators. Accordingly, CarrAmerica withdrew its initial request.

   As stated above, CarrAmerica believes that similar food service facilities are customarily provided to tenants of similar buildings in the key geographic areas described above. In that regard, CarrAmerica believes that there are substantial facts that support this position that were not developed and provided to the Internal Revenue Service as part of the ruling process. There can be no assurance, however, that CarrAmerica's position would be upheld by a court in the event that the Internal Revenue Service were to challenge CarrAmerica's position. In the event that the Internal Revenue Service were to challenge CarrAmerica's position and a court were to determine that the food service facilities were not customary, CarrAmerica would have impermissible tenant service income because the third-party operators would not qualify as independent contractors as a result of the expense-bearing arrangements. At some properties where the food service facilities are located, the amount of any resulting impermissible tenant service income could exceed the "de minimis" limit described above, depending upon the actual facts relevant to the affected properties. Depending upon which properties were determined to exceed the "de minimis" limit, CarrAmerica could fail to satisfy the 95% gross income test for the years 1999, 2000, and possibly 2001. In that event, the IRS could assert that CarrAmerica fails to qualify as a REIT for one or more of those years, although the IRS also could agree that CarrAmerica has demonstrated that any failure to meet the 95% income test was due to reasonable cause and not willful neglect, in which event CarrAmerica would continue to qualify as a REIT for the years in question. If the reasonable cause exception applied and CarrAmerica were not disqualified as a REIT, it would be required to pay some taxes based on the amount of income that did not qualify for the 95% income test, which CarrAmerica believes would not be material to its financial position. For a description of the applicable tax provisions, see "--Taxation of CarrAmerica as a REIT," above.

   "Interest" generally will be nonqualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based on a fixed percentage

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or percentages of receipts or sales may still qualify under the gross income tests. CarrAmerica does not expect to derive significant amounts of interest that will not qualify under the 75% and 95% gross income tests.

   CarrAmerica's share of any dividends received from the corporate subsidiaries (and from other corporations in which CarrAmerica owns an interest) will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. CarrAmerica does not anticipate that it will receive sufficient dividends to cause it to exceed the limit on nonqualifying income under the 75% gross income test.

   If CarrAmerica fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it is entitled to relief under the Internal Revenue Code. These relief provisions generally will be available if CarrAmerica's failure to meet the tests is due to reasonable cause and not due to willful neglect, CarrAmerica attaches a schedule of the sources of its income to its federal income tax return and any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances CarrAmerica would be entitled to the benefit of these relief provisions. For example, if CarrAmerica fails to satisfy the gross income tests because nonqualifying income that CarrAmerica intentionally incurs exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving CarrAmerica, CarrAmerica will fail to qualify as a REIT. As discussed under "--Taxation of CarrAmerica as a REIT--General" even if these relief provisions apply, a tax would be imposed based on the amount of nonqualifying income.

   In addition to the 75% and 95% gross income tests, CarrAmerica had to meet a 30% gross income test for its taxable years that ended prior to January 1, 1998. The 30% gross income test required that short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years, apart from involuntary conversions and sales of foreclosure property, represent less than 30% of CarrAmerica's gross income, including gross income from prohibited transactions. The 30% gross income test is not applicable for taxable years starting on or after January 1, 1998.

   Prohibited Transactions Tax. Any gain realized by CarrAmerica on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including CarrAmerica's share of this type of gain realized by CarrAmerica Realty, L.P. and Carr Realty L.P. and any other partnership or limited liability company subsidiaries, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of a particular transaction. CarrAmerica intends to hold its properties for investment with a view to long- term appreciation, to engage in the business of acquiring, developing, owning and operating properties, and to make occasional sales of properties as are consistent with CarrAmerica's investment objectives. CarrAmerica cannot provide any assurance, however, that the Internal Revenue Service might not contend that one or more of these sales are subject to the 100% penalty tax.

   Asset Tests Applicable to REITs. At the close of each quarter of its taxable year, CarrAmerica must satisfy four tests relating to the nature of its assets:

   (1) at least 75% of the value of CarrAmerica's total assets must be represented by real estate assets, cash, cash items and government securities. CarrAmerica's real estate assets include, for this purpose, its allocable share of real estate assets held by CarrAmerica Realty, L.P. and Carr Realty L.P. and their partnership and limited liability subsidiaries, as well as stock or debt instruments held for less than one year purchased with the proceeds of an offering of stock or long-term debt of CarrAmerica;

   (2) not more than 25% of CarrAmerica's total assets may be represented by securities other than those in the 75% asset class;

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

   (3) except for equity investments in REITs, qualified REIT subsidiaries, or taxable REIT subsidiaries or other securities that qualify as "real estate assets" for purposes of the test described in clause (1):

      . the value of any one issuer's securities owned by CarrAmerica may not exceed 5% of the value of CarrAmerica's total assets;

      . CarrAmerica may not own more than 10% of any one issuer's outstanding voting securities; and

      . CarrAmerica may not own more than 10% of the value of the outstanding securities of any one issuer; and

   (4) not more than 20% of CarrAmerica's total assets may be represented by securities of one or more taxable REIT subsidiaries.

   Securities for purposes of the asset tests may include debt securities. However, debt of an issuer will not count as a security for purposes of the 10% value test if the debt securities are "straight debt" as defined in
   Section 1361 of the Internal Revenue Code and (1) the issuer is an individual, (2) the only securities of the issuer that the REIT holds are straight debt or (3) if the issuer is a partnership, the REIT holds at least a 20% profits interest in the partnership.

   CarrAmerica believes that the aggregate value of its taxable REIT subsidiaries does not exceed 20% of the aggregate value of its gross assets. As of each relevant testing date prior to the election to treat each corporate subsidiary of CarrAmerica or any other corporation in which CarrAmerica owns an interest as a taxable REIT subsidiary, which election first became available as of January 1, 2001, CarrAmerica believes it did not own more than 10% of the voting securities of any such entity. In addition, CarrAmerica believes that as of each relevant testing date prior to the election to treat each corporate subsidiary of CarrAmerica or any other corporation in which CarrAmerica owns an interest as a taxable REIT subsidiary of CarrAmerica, CarrAmerica's pro rata share of the value of the securities, including debt, of any such corporation or other issuer did not exceed 5% of the total value of CarrAmerica's assets.

   With respect to each issuer in which CarrAmerica currently owns an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, CarrAmerica believes that its pro rata share of the value of the securities, including debt, of any such issuer does not exceed 5% of the total value of CarrAmerica's assets and that it complies with the 10% voting securities limitation and 10% value limitation with respect to each such issuer. In this regard, however, CarrAmerica cannot provide any assurance that the Internal Revenue Service might not disagree with CarrAmerica's determinations.

   After initially meeting the asset tests at the close of any quarter, CarrAmerica will not lose its status as a REIT if it fails to satisfy the 25%, 20%, and 5% asset tests and the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of its assets. If the failure to satisfy the 25%, 20%, or 5% asset tests or the 10% value limitation results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. CarrAmerica intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20%, or 5% asset tests or 10% value limitation. If CarrAmerica were to fail to cure noncompliance with the asset tests within this time period, CarrAmerica would cease to qualify as a REIT.

   Annual distribution requirements applicable to REITs. To qualify as a REIT, CarrAmerica is required to distribute dividends, other than capital gain dividends, to its stockholders each year in an amount at least equal to (1) the sum of (a) 90% of CarrAmerica's REIT taxable income, computed without regard to the dividends paid deduction and its net capital gain, and (b) 90% of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income. In addition, if CarrAmerica recognizes any built-in gain, CarrAmerica will be required, under Treasury regulations, to distribute at least 90% of the built-in gain, after tax, recognized on the disposition of the applicable asset. See "--Taxation of CarrAmerica as a REIT--

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General" for a discussion of the possible recognition of built-in gain. These distributions must be paid either in the taxable year to which they relate, or in the following taxable year if declared before CarrAmerica timely files its tax return for the prior year and if paid with or before the first regular dividend payment date after the declaration is made.

   CarrAmerica intends to make timely distributions sufficient to satisfy its annual distribution requirements. It is expected that CarrAmerica's REIT taxable income generally will be less than its cash flow due to the allowance of depreciation and other noncash charges in computing REIT taxable income. Accordingly, CarrAmerica anticipates that it generally will have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. It is possible, however, that CarrAmerica, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements. In this event, CarrAmerica may find it necessary to arrange for short-term, or possibly long-term, borrowings to fund the required distributions.

   Under some circumstances, CarrAmerica may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to stockholders in a later year, which may be included in CarrAmerica's deduction for dividends paid for the earlier year. Thus, CarrAmerica may be able to avoid being taxed on amounts distributed as deficiency dividends; however, CarrAmerica will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

   To the extent that CarrAmerica does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its REIT taxable income, as adjusted, it is subject to tax on these amounts at regular corporate tax rates.

   CarrAmerica will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if CarrAmerica fails to distribute during each calendar year at least the sum of:

   (1) 85% of its REIT ordinary income for the year;

   (2) 95% of its REIT capital gain net income for the year; and

   (3) any undistributed taxable income from prior taxable years.

   A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

   Record-Keeping Requirements. CarrAmerica is required to comply with applicable record-keeping requirements. Failure to comply could result in monetary fines. Failure of CarrAmerica to qualify as a REIT. If CarrAmerica fails to qualify for taxation as a REIT in any taxable year, and if relief provisions do not apply, CarrAmerica will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. If CarrAmerica fails to qualify as a REIT, CarrAmerica will not be required to make any distributions to stockholders and any distributions that are made to stockholders will not be deductible by CarrAmerica. As a result, CarrAmerica's failure to qualify as a REIT would significantly reduce the cash available for distributions by CarrAmerica to its stockholders. In addition, if CarrAmerica fails to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income to the extent of CarrAmerica's current and accumulated earnings and profits, whether or not attributable to capital gains of CarrAmerica, and corporate stockholders may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, CarrAmerica also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. There can be no assurance that CarrAmerica would be entitled to any statutory relief.

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

Taxation of U.S. Stockholders

   As used in the remainder of this discussion, the term "U.S. stockholder" means a beneficial owner of CarrAmerica common stock that is, for United States federal income tax purposes:

   (1) a citizen or resident, as defined in Section 7701(b) of the Internal Revenue Code, of the United States;

   (2) a corporation or partnership, or other entity treated as a corporation or partnership for federal income tax purposes, created or organized under the laws of the United States, any state or the District of Columbia;

   (3) an estate the income of which is subject to federal income taxation regardless of its source; or

   (4) in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons.

Generally, in the case of a partnership that holds CarrAmerica common stock, any partner that would be a U.S. stockholder if it held the CarrAmerica common stock directly is also a U.S. stockholder. A "non-U.S. stockholder" is a holder, including any partner in a partnership that holds CarrAmerica common stock, that is not a U.S. stockholder.

   Distributions by CarrAmerica. So long as CarrAmerica qualifies as a REIT, distributions to U.S. Stockholders out of its current or accumulated earnings and profits that are not designated as capital gain dividends will be taxable as ordinary income and will not be eligible for the dividends received deduction generally available for corporations. Distributions in excess of its current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that the distributions do not exceed the adjusted tax basis of the stockholder's stock. Rather, such distributions will reduce the adjusted basis of such stock. Distributions that exceed the U.S. stockholder's adjusted basis in its stock will be taxable as capital gains if the stock is held as a capital asset. If CarrAmerica declares a dividend in October, November, or December of any year with a record date in one of these months and pays the dividend on or before January 31 of the following year, CarrAmerica will be treated as having paid the dividend, and the stockholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

   CarrAmerica may elect to designate distributions of its net capital gain as "capital gain dividends." Capital gain dividends are taxed to stockholders as gain from the sale or exchange of a capital asset held for more than one year, without regard to how long the U.S. stockholder has held its stock. Designations made by CarrAmerica will be effective only to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If CarrAmerica designates any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

   Instead of paying capital gain dividends, CarrAmerica may designate all or part of its net capital gain as "undistributed capital gain." CarrAmerica will be subject to tax at regular corporate rates on any undistributed capital gain.

   A U.S. stockholder:

   (1) will include in its income as long-term capital gains its proportionate share of such undistributed capital gains and

   (2) will be deemed to have paid its proportionate share of the tax paid by CarrAmerica on such undistributed capital gains and receive a credit or refund to the extent that the tax paid by CarrAmerica exceeds the U.S. stockholder's tax liability on the undistributed capital gain.

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   A U.S. stockholder will increase the basis in its common stock by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. The earnings and profits of CarrAmerica will be adjusted appropriately.

   CarrAmerica will classify portions of any designated capital gain dividend or undistributed capital gain as either:

   (1) a 20% rate gain distribution, which would be taxable to non-corporate U.S. Stockholders at a maximum rate of 20%; or

   (2) an "unrecaptured Section 1250 gain" distribution, which would be taxable to non-corporate U.S. Stockholders at a maximum rate of 25%.

   CarrAmerica must determine the maximum amounts that it may designate as 20% and 25% rate capital gain dividends by performing the computation required by the Internal Revenue Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%.

   Distributions made by CarrAmerica and gain arising from the sale or exchange by a U.S. stockholder of common stock will not be treated as passive activity income, and as a result, U.S. Stockholders generally will not be able to apply any "passive losses" against this income or gain. In addition, taxable distributions from CarrAmerica generally will be treated as investment income for purposes of the investment interest limitations. A U.S. stockholder may elect to treat capital gain dividends and capital gains from the disposition of common stock as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates. CarrAmerica will notify stockholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain. U.S. stockholders may not include in their individual income tax returns any net operating losses or capital losses of CarrAmerica. CarrAmerica's operating or capital losses would be carried over by CarrAmerica for potential offset against future income, subject to applicable limitations.

   Sales of Shares. Upon any taxable sale or other disposition of shares, a U.S. stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between:

   (1) the amount of cash and the fair market value of any property received on the sale or other disposition; and

   (2) the holder's adjusted basis in the shares for tax purposes.

   This gain or loss will be a capital gain or loss if the shares have been held by the U.S. stockholder as a capital asset. The applicable tax rate will depend on the stockholder's holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder's tax bracket. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate stockholders) to a portion of capital gain realized by a noncorporate stockholder on the sale of REIT shares that would correspond to the REIT's "unrecaptured Section 1250 gain." Stockholders are urged to consult with their own tax advisors with respect to their capital gain tax liability. A corporate U.S. stockholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of CarrAmerica stock held for more than 12 months. In general, any loss recognized by a U.S. stockholder upon the sale or other disposition of shares of common stock that have been held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. stockholder from CarrAmerica that were required to be treated as long-term capital gains.

Taxation of Tax-Exempt Stockholders

   Provided that a tax-exempt stockholder has not held its common stock as "debt financed property" within the meaning of the Internal Revenue Code, the dividend income from CarrAmerica will not be unrelated business

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

taxable income, referred to as UBTI, to a tax-exempt stockholder. Similarly, income from the sale of stock will not constitute UBTI unless the tax-exempt stockholder has held its shares as debt financed property within the meaning of the Internal Revenue Code or has used the stock in a trade or business.

   However, for tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in CarrAmerica will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax-exempt stockholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

   Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" are treated as UBTI if received by any trust which is described in Section 401(a) of the Internal Revenue Code, is tax-exempt under
Section 501(a) of the Internal Revenue Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in
Section 401(a) of the Internal Revenue Code are referred to below as "pension trusts."

   A REIT is a pension held REIT if it meets the following two tests:

   (1) it qualified as a REIT only by reason of Section 856(h)(3) of the Internal Revenue Code, which provides that stock owned by pension trusts will be treated, for purposes of determining if the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

   (2) either (a) at least one pension trust holds more than 25% of the value of the REIT's stock, or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT's shares, collectively owns more than 50% of the value of the REIT's shares.

   The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held requirement" without relying upon the "look-through" exception with respect to pension trusts. Based on both its current capital stock ownership and the limitations on transfer and ownership of capital stock contained in its Articles of Incorporation, CarrAmerica does not expect to be classified as a pension held REIT.

U.S. Taxation of Non-U.S. Stockholders

   Distributions by CarrAmerica. Distributions by CarrAmerica to a non-U.S. stockholder that are neither attributable to gain from sales or exchanges by CarrAmerica of "U.S. real property interests" nor designated by CarrAmerica as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of CarrAmerica's current or accumulated earnings and profits. These distributions ordinarily will be subject to withholding of U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. stockholder of a U.S. trade or business. Under some treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from REITs. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. Stockholders are taxed with respect to these dividends, and are generally not subject to withholding. Any dividends received by a corporate non-U.S. stockholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.

   Distributions in excess of current and accumulated earnings and profits that exceed the non-U.S. stockholder's basis in its CarrAmerica common stock will be taxable to a non-U.S. stockholder as gain from the

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

sale of common stock, which is discussed below. Distributions in excess of current or accumulated earnings and profits of CarrAmerica that do not exceed the adjusted basis of the non-U.S. stockholder in its common stock will reduce the non-U.S. stockholder's adjusted basis in its common stock and will not be subject to U.S. federal income tax, but will be subject to U.S. withholding tax as described below.

   CarrAmerica expects to withhold U.S. income tax at the rate of 30% on any dividend distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non-U.S. stockholder unless:

   (1) a lower treaty rate applies and the non-U.S. stockholder files an Internal Revenue Service Form W-8BEN evidencing eligibility for that reduced treaty rate with CarrAmerica; or

   (2) the non-U.S. stockholder files an Internal Revenue Service Form W-8ECI with CarrAmerica claiming that the distribution is effectively connected income.

   CarrAmerica may be required to withhold at least 10% of any distribution in excess of its current and accumulated earnings and profits, even if a lower treaty rate applies and the non-U.S. stockholder is not liable for tax on the receipt of that distribution. However, a non-U.S. stockholder may seek a refund of these amounts from the Internal Revenue Service if the non-U.S. stockholder's U.S. tax liability with respect to the distribution is less than the amount withheld.

   Distributions to a non-U.S. stockholder that are designated by CarrAmerica at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

   (1) the investment in the common stock is effectively connected with the non-U.S. stockholder's U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to any gain, except that a stockholder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above, or

   (2) the non-U.S. stockholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

   Under the Foreign Investment in Real Property Tax Act, which is referred to as "FIRPTA," distributions to a non-U.S. stockholder that are attributable to gain from sales or exchanges by CarrAmerica of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. stockholder to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. Stockholders will be taxed on this gain at the same rates applicable to U.S. Stockholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation.

   CarrAmerica will be required to withhold and remit to the Internal Revenue Service 35% of any distributions to non-U.S. stockholders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of CarrAmerica's net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non- U.S. stockholder's U.S. federal income tax liability.

   Although the law is not clear on the matter, it appears that amounts designated by CarrAmerica as undistributed capital gains in respect of the common stock held by U.S. Stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by CarrAmerica of capital gain dividends. Under that approach, the non-U.S. stockholders would be able to offset as a credit against their U.S. federal income tax liability resulting therefrom their proportionate share of the tax paid by CarrAmerica on the undistributed capital gains, and to receive from the Internal Revenue Service a refund to the extent their proportionate share of this tax paid by CarrAmerica were to exceed their actual United States federal income tax liability.

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

   Sale of Common Stock. Gain recognized by a non-U.S. stockholder upon the sale or exchange of CarrAmerica common stock generally would not be subject to U.S. taxation unless:

   (1) the investment in the CarrAmerica common stock is effectively connected with the non-U.S. stockholder's U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as domestic Stockholders with respect to any gain;

   (2) the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's net capital gains for the taxable year; or

   (3) the CarrAmerica common stock constitute a U.S. real property interest within the meaning of FIRPTA, as described below.

   The CarrAmerica common stock will not constitute a United States real property interest if CarrAmerica is a domestically controlled REIT. CarrAmerica will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of its stock is held directly or indirectly by non-U.S. Stockholders.

   CarrAmerica believes that, currently, it is a domestically controlled REIT and, therefore, that the sale of CarrAmerica common stock would not be subject to taxation under FIRPTA. In addition, CarrAmerica's charter contains ownership limitations designed to help prevent CarrAmerica from failing to qualify as a domestically controlled REIT. Because CarrAmerica common stock is publicly traded, however, CarrAmerica cannot guarantee that it is or will continue to be a domestically controlled REIT.

   Even if CarrAmerica does not qualify as a domestically-controlled REIT at the time a non-U.S. stockholder sells its CarrAmerica common stock, gain arising from the sale still would not be subject to FIRPTA tax if:

   (1) the class or series of stock sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and

   (2) the selling non-U.S. stockholder owned, actually or constructively, 5% or less in value of the outstanding class or series of stock being sold throughout the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of CarrAmerica common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. stockholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

Information Reporting and Backup Withholding Tax Applicable to Stockholders

       U.S. Stockholders. In general, information-reporting requirements will apply to payments of distributions on CarrAmerica common stock and payments of the proceeds of the sale of CarrAmerica common stock to some Stockholders, unless an exception applies. Further, the payer will be required to withhold backup withholding tax at the rate of 30% if:

   (1) the payee fails to furnish a taxpayer identification number, or TIN, to the payer or to establish an exemption from backup withholding;

   (2) the Internal Revenue Service notifies the payer that the TIN furnished by the payee is incorrect;

   (3) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code; or

   (4) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

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

   Some Stockholders, including corporations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against the stockholder's U.S. federal income tax liability and may entitle the stockholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

   Non-U.S. Stockholders. Generally, information reporting will apply to payments of distributions on CarrAmerica common stock, and backup withholding at a rate of 31% may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

   The payment of the proceeds from the disposition of CarrAmerica common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. stockholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the stockholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. stockholder of CarrAmerica common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. stockholder's foreign status and has no actual knowledge to the contrary. Applicable Treasury regulations provide presumptions regarding the status of stockholders when payments to the Stockholders cannot be reliably associated with appropriate documentation provided to the payer. Under these Treasury regulations, some stockholders are required to have provided new certifications with respect to payments made after December 31, 2000. Because the application of the these Treasury regulations varies depending on the stockholder's particular circumstances, you are urged to consult your tax advisor regarding the information reporting requirements applicable to you.

Tax Aspects of CarrAmerica's Ownership of Interests in Partnerships

   General. A substantial portion of CarrAmerica's investments are held indirectly through CarrAmerica Realty, L.P., Carr Realty, L.P., and other partnerships and LLCs. In general, partnerships and limited liability companies are "pass-through" entities that are not subject to federal income tax. Rather, partners or members are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of the pass-through entity, and are potentially subject to tax thereon, without regard to whether the partners or members receive a distribution from the partnership. CarrAmerica includes in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, CarrAmerica includes its proportionate share of assets held through CarrAmerica Realty, L.P., Carr Realty, L.P., and other partnerships and LLCs. See "--Requirements for Qualification as a REIT --Ownership of Partnership Interests by a REIT" above.

   Entity Classification. CarrAmerica believes that CarrAmerica Realty, L.P. and Carr Realty, L.P. and each partnership in which CarrAmerica owns an interest will be treated as a partnership for federal income tax purposes and not as an association taxable as a corporation. CarrAmerica believes that each LLC in which CarrAmerica owns an interest will be treated as a partnership or disregarded for federal income tax purposes. If any of these partnerships or LLCs were treated as an association, the entity would be taxable as a corporation and therefore would be subject to an entity level tax on its income. In such a situation, the character of CarrAmerica's assets and items of gross income would change and could preclude CarrAmerica from qualifying as a REIT (see "--Requirements for Qualification as a REIT--Asset Tests Applicable to REITs" and "--Income Tests Applicable to REITs" above).

   Prior to January 1, 1997, an organization formed as a partnership or a limited liability company was treated as a partnership for federal income tax purposes rather than as a corporation only if it had no more than two of the four corporate characteristics that the regulations in effect at that time used to distinguish a partnership from a corporation for tax purposes. These four characteristics were (i) continuity of life, (ii) centralization of management,
(iii) limited liability and (iv) free transferability of interests. Under final Internal Revenue Service

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

regulations which became effective January 1, 1997, the four factor test has been eliminated and an entity formed as a partnership or as a limited liability will be taxed as a partnership for federal income tax purposes, unless it specifically elects otherwise. The regulations provide that the Internal Revenue Service will not challenge the classification of an existing partnership or limited liability company for tax periods prior to January 1, 1997 so long as:

   (1) the entity had a reasonable basis for its claimed classification,

   (2) the entity and all its members recognized the federal income tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997, and

   (3) neither the entity nor any member of the entity had been notified in writing on or before May 8, 1996 that the classification of the entity was under examination by the Internal Revenue Service.

   Allocations of Partnership Income, Gain, Loss and Deduction. Although a partnership agreement will generally determine the allocation of income and loss among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the applicable regulations. Generally, Section 704(b) and the applicable regulations require that partnership allocations respect the economic arrangement of the partners.

   If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss provided for in the CarrAmerica Realty, L.P. and Carr Realty, L.P. partnership agreements are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the regulations promulgated thereunder.

   Tax Allocations with Respect to the Properties. Pursuant to Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the difference between the adjusted tax basis and the fair market value of such property at the time of contribution. The difference is known as the book-tax difference. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Under regulations promulgated under Section 704 of the Internal Revenue Code, similar rules apply when a partnership elects to "revalue" its assets in certain situations, such as when a contribution of property is made to a partnership by a new partner.

   In general, if any asset contributed to or revalued by a partnership is determined to have a fair market value that is greater than its adjusted tax basis, certain partners, including CarrAmerica, will be allocated lower amounts of depreciation deductions as to certain properties for tax purposes and increased taxable income and gain on sale. Such allocations will tend to eliminate the book-tax difference over the life of the partnership. However, the special allocation rules of Section 704(c) of the Internal Revenue Code do not always entirely rectify the book-tax difference on an annual basis or with respect to a specific transaction such as a sale. Thus, CarrAmerica may be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of contributed assets, and such amounts may be in excess of the economic or book income allocated to it as a result of such sale. Such an allocation might cause CarrAmerica to recognize taxable income in excess of cash proceeds, which might adversely affect CarrAmerica's ability to comply with the REIT distribution requirements. In this regard, it should be noted that as the general partner of CarrAmerica Realty, L.P. and Carr Realty, L.P., CarrAmerica will determine when and whether to sell any given property. See " --Requirements for Qualification as a REIT--Annual Distribution Requirements Applicable to REITs."

Other Tax Consequences for CarrAmerica and Its Stockholders

   CarrAmerica and its stockholders are subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of CarrAmerica

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

and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders of CarrAmerica should consult their own tax advisors regarding the effect of state and local tax laws on an investment in CarrAmerica. In this regard, the District of Columbia imposes an unincorporated business income tax on the "District of Columbia taxable income" of partnerships doing business in the District of Columbia. Because many of the properties owned by Carr Realty, L.P. are located in the District of Columbia, CarrAmerica's share of the District of Columbia taxable income of Carr Realty, L.P. will be subject to this tax. Carr Realty, L.P. has taken steps to attempt to reduce the amount of income that is considered District of Columbia taxable income, but it is likely that at least some portion of the income attributable to the properties located in the District of Columbia will be subject to the District of Columbia tax. This tax would not apply if CarrAmerica were to own and operate its assets directly, rather than through Carr Realty, L.P.; however, CarrAmerica's ability to eliminate Carr Realty, L.P. and thus own directly the assets currently owned by Carr Realty, L.P. is severely limited.

   A portion of the cash to be used by CarrAmerica to fund distributions comes from payments received from CarrAmerica's taxable REIT subsidiaries. The taxable REIT subsidiaries are subject to federal and state income tax at the full applicable corporate rates. In addition, a taxable REIT subsidiary will be limited in its ability to deduct interest payments made to CarrAmerica.

   To the extent that CarrAmerica and its subsidiaries are required to pay federal, state or local taxes, CarrAmerica will have less cash available for distribution to stockholders.

                             PLAN OF DISTRIBUTION

General

   The Company may sell Securities in or through underwriters for public offer and sale by them, and also may sell Securities offered hereby to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

   Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell Securities upon terms and conditions set forth in the applicable Prospectus Supplement. In connection with the sale of the Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

   Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

   If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus

Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be neither less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts.

   Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its Subsidiaries in the ordinary course of business.

Resales

   If set forth in the applicable Prospectus Supplement, this Prospectus may be used in connection with resales or redistributions of Securities by a selling securityholder. The selling securityholder may be a person who acquired the Securities from the Company or such a person's pledgees, transferees or other successors in interest. The Securities may be resold or redistributed from time to time at varying prices determined at the time of sale, such as market prices prevailing at the time of sale and prices related to prevailing market prices, and at negotiated prices. Such a resale or redistribution may be effected directly or indirectly through brokers or dealers or in a distribution by one or more underwriters on a firm commitment or best efforts basis, on the NYSE, in the over-the-counter market, on any other national securities exchange on which shares of the Securities being resold or redistributed are listed or traded, in privately negotiated transactions or otherwise. Such resales or redistributions also may be effected through block trades (which may involve cross trades) in which the broker or dealer engaged will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; purchases by a broker or dealer as principal and resale by such broker or dealer for its account; exchange distributions and/or secondary distributions in accordance with the rules of the NYSE; ordinary brokerage transactions and transactions in which the broker solicits purchasers; an offering at other than a fixed price on or through the facilities of the NYSE or to or through a market maker otherwise than on the NYSE; sales to a dividend reinvestment plan established by the Company, or to any agent acting on behalf of such plan, for sale to participants in the plan; pledges to lenders as collateral to secure loans, credit or other financing arrangements and any subsequent foreclosure thereunder; and any other legally available means. In effecting sales, brokers or dealers engaged by the selling securityholder may arrange for other brokers or dealers to participate. Any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time. The selling securityholder may from time to time deliver all or a portion of the Securities covered by a particular Prospectus Supplement to cover a short sale or sales or upon the exercise, settlement or closing of a call equivalent position or a put equivalent position. The broker- dealers participating in such a resale or redistribution may be deemed "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Securities and any commissions received by any such broker-dealers may be regarded as underwriting commissions under the Securities Act. Selling securityholders, underwriters, dealers and agents may be entitled, under agreements with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

   The Company will pay all expenses in connection with the registration of such resales and redistributions. The selling securityholder will pay any brokerage or underwriting commissions and taxes of any kind (including, without limitation, transfer taxes).

   In connection with resales and redistributions, the following information will, to the extent then required, be provided in the applicable Prospectus
Supplement: the number of shares to be sold, the purchase price, the public offering price, if applicable, the name of any underwriter, agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to underwriters, agents or broker-dealers with respect to the particular sale or distribution.

   The rules of the SEC permit an underwriter to engage in certain transactions that stabilize the price of shares of the Company's Common Stock in connection with resales or redistributions of the Company's shares of common stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the market price of the shares being sold.

   If an underwriter creates a short position in shares of the Company's Common Stock in connection with a resale or redistribution, i.e., if it sells more shares than are set forth on the cover page of the applicable Prospectus Supplement, the underwriter may reduce that short position by purchasing shares of the Company's Common Stock in the open market.

   In the case of an underwritten resale of shares, the managing underwriter may also impose a penalty bid on certain underwriters and selling group members. This means that, if the managing underwriter purchases shares in the open market to reduce any underwriter's short position, or to stabilize the price of the shares of the Company's common stock, the managing underwriter may reclaim the amount of the selling concession from any such underwriters and selling group members who sold those shares.

   In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it discourages resales of the security.

                                 LEGAL MATTERS

   The legality of the Securities offered hereby has been passed upon for the Company by Hogan & Hartson L.L.P. Certain federal income tax matters have been passed upon for the Company by Hogan & Hartson L.L.P.

                                    EXPERTS

   The consolidated financial statements and schedule of the Company and the Guarantor as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

   With respect to the unaudited interim financial information of the Company for the periods ended September 30, 2001 and 2000, June 30, 2001 and 2000 and March 31, 2001 and 2000 incorporated by reference herein, KPMG LLP has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company's quarterly reports on Form 10-Q for the quarters ended September 30, 2001, June 30, 2001 and March 31, 2001, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. KPMG LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for its reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by KPMG LLP within the meaning of Sections 7 and 11 of the Act.

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

                             AVAILABLE INFORMATION

   The Company and the Guarantor are both subject to the informational requirements of the Securities Exchange Act of 1934, and, in accordance therewith, file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material also can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon receipt of the fees prescribed by the rules and regulations of the Commission. Such material also may be accessed electronically by means of the Commission's web site on the Internet at "http://www.sec.gov". The Company's Common Stock and certain classes of its Preferred Stock and Depositary Preferred Shares are listed on the New York Stock Exchange, and reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   The Company and the Guarantor have filed with the Commission a registration statement on Form S-3 (the "Registration Statement"), of which this Prospectus is a part, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company, the Guarantor and the Securities, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon receipt of the fees prescribed by the rules and regulations of the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The documents listed below have been filed under the Exchange Act with the Commission by the Company or the Guarantor and are incorporated herein by reference:

    1. The Company's Annual Report on Form 10-K for the year ended December 31, 2000.

    2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001.

    3. The Company's Current Reports on Form 8-K filed on February 2, May 4, August 3, September 26, November 2, November 16, December 3, December 12, December 18 and December 21, 2001.

    4. The Guarantor's Annual Report on Form 10-K for the year ended December 31, 2000.

    5. The Guarantor's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001.

   All documents filed by the Company and the Guarantor after the date of this Prospectus under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and before termination of the offering of all Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the respective dates of filing of each such document.

   Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference herein), in any accompanying Prospectus Supplement relating to a specific offering

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of Securities or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

   The Company and the Guarantor will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon their written or oral request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be addressed to Secretary, CarrAmerica Realty Corporation, 1850 K Street, N.W., Suite 500, Washington, D.C. 20006 (telephone number (202) 729-7500).

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